Exhibit 10.6

$430,000,000

CREDIT AGREEMENT

Dated as of November 10, 2006,

Among

GENERAC ACQUISITION CORP.,

GPS CCMP MERGER CORP.,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent,

and

BARCLAYS BANK PLC,

as Documentation Agent

and

WILMINGTON TRUST COMPANY,

as Collateral Agent

GOLDMAN SACHS CREDIT PARTNERS L.P.	J.P. MORGAN SECURITIES INC.

as Joint Lead Arrangers and as Joint Bookrunners

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Subordination Provisions
Exhibit H	Form of Intercompany Note
Exhibit I	Form of Compliance Certificate

Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.08(a)	Subsidiaries
Schedule 3.17	Financing Statements and Other Filings
Schedule 3.20	Insurance
Schedule 5.09	Mortgaged Properties
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

CREDIT AGREEMENT dated as of November 10, 2006 (this “Agreement”), among GPS CCMP MERGER CORP., a Wisconsin corporation (the “Company”), GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), J.P. MORGAN SECURITIES INC., as syndication agent (in such capacity, the “Syndication Agent”), BARCLAYS BANK PLC, as documentation agent (in such capacity, the “Documentation Agent”), WILMINGTON TRUST COMPANY, as collateral agent (and its successors and assigns in such capacity, the “Collateral Agent”) and GOLDMAN SACHS CREDIT PARTNERS L.P. and J.P. MORGAN SECURITIES INC. as joint lead arrangers and joint bookrunners (in such capacities, the “Joint Lead Arrangers”).

Pursuant to and in connection with the Merger Agreement (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I) and the transactions contemplated thereby, (a) the First Lien Financing will be consummated, (b) the Merger will be consummated in accordance with the terms of the Merger Agreement and (c) the Transaction Costs will be paid.

The Borrower has requested that the Lenders extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount of $430.0 million.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                 Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof: “Prime Rate” shall mean the rate of interest per annum determined from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York, City and notified to the Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Additional Lender” shall have the meaning assigned to such term in Section 2.21.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fee Letter” shall mean the Fee Letter dated November 9, 2006 between the Borrower and the Administrative Agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affected Lender” shall have the meaning assigned to such term in Section 2.20.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of any Loan Party by virtue of its execution of this Agreement.

“Agents” shall mean the Administrative Agent, the Syndication Agent, the Collateral Agent and the Documentation Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Margin” shall mean for any day with respect to any Term Loan, 6.00% in the case of any Eurocurrency Loan and 5.00% in the case of any ABR Loan.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if the Borrower’s consent is required by this Agreement), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Basket Amount” at any date of determination, an amount (to the extent not otherwise applied prior to such date) equal to:

(a)  the sum of (i) the Available Excess Cash Flow Amount, (ii) the cumulative amount of cash proceeds from the sale of Qualified Capital Stock of the Borrower after the Closing Date the proceeds of which have been received by the Borrower (other than such proceeds used for the purpose specified in Section 6.09(b) or for any Specified Equity Contribution) and (iii) the aggregate amount of Below Threshold Net Proceeds, minus

(b)  the sum at the time of determination of:

(i)                                     any amounts thereof used to make (A) Investments pursuant to Section 6.04(b) and (q) and (B) expenditures that would be Capital Expenditures but for paragraph (a) of the proviso to the definition thereof after the Closing Date and on or prior to the date of determination, and

(ii)                                  the cumulative amount of dividends paid and distributions made pursuant to Section 6.06(e)(ii) (without duplication of amounts paid by the Borrower to Holdings which are then further distributed by Holdings under said section) after the Closing Date and on or prior to the date of determination.

“Available Excess Cash Flow Amount” shall mean, at any date of determination, (a)  the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to such date minus (b) the sum at such date of (i) the aggregate amount of prepayments required to be made pursuant to Section 2.11(c) of the First Lien Credit Agreement through the date of determination and (ii) the aggregate amount of Voluntary Prepayments of First Lien Indebtedness and Voluntary Prepayments of Second Lien Indebtedness made for all Excess Cash Flow Periods ending on or prior to the date of determination; provided that, in the case of any Excess Cash Flow Period which has been completed and in respect of which the amount of Excess Cash Flow shall have been calculated as contemplated by Section 5.04(c) but the prepayment required pursuant to Section 2.11(c) of the First Lien Credit Agreement is not yet due and payable in accordance with the provisions of Section 2.11(c) of the First Lien Credit Agreement as of such date of determination, then the amount of Excess Cash Flow for such Excess Cash Flow Period and the amount of prepayments that will be so required to be made in respect of such Excess Cash Flow shall be included for purposes of this definition.

“Below Threshold Net Proceeds” shall mean cash proceeds received by the Borrower or any of its Restricted Subsidiaries, which in any fiscal year do not exceed $5.0 million and which otherwise would constitute Net Proceeds.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” shall mean, initially the Company, and after giving effect to the Transactions on the Closing Date, Generac.

“Borrowing” shall mean a group of Loans of a single Type under the Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $1.0 million.

“Borrowing Multiple” shall mean $500,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and, if written, substantially in the form of Exhibit C-1.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures”:  in respect of any period, the aggregate of all expenditures incurred by the Borrower and its Restricted Subsidiaries during such period that, in accordance with GAAP, are required to be classified as capital expenditures, including Capital Lease Obligations incurred, provided, however, that Capital Expenditures for the Borrower and the Restricted Subsidiaries shall not include:

(a)  expenditures to the extent they are made with proceeds of the Available Basket Amount,

(b)  expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Restricted Subsidiaries within 12 months of receipt of such proceeds,

(c)  expenditures that are accounted for as capital expenditures of such person and that actually have been paid for by a third party (other than the Borrower or any Restricted Subsidiary thereof) and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(d)  the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(e)  the purchase price of equipment or property purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment or property traded in at the time of such purchase and (ii) the proceeds of a reasonably concurrent sale of used or surplus equipment or property, in each case, in the ordinary course of business,

(f)  expenditures that are accounted for as capital expenditures in connection with transactions constituting Permitted Business Acquisitions, or

(g)  expenditures under vendor agreements that are satisfied through non-cash means including the delivery of product.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period Interest Expense paid in cash for such Period.

“CCMP” shall mean CCMP Capital Advisors, LLC.

“Change in Control” shall mean:

(a)  the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any person which is the subject of clause (b) and (c) below) by any person other than Holdings (or another Parent Entity that has become a Loan Party) of any Equity Interests in the Borrower, such that after giving effect thereto Holdings (or another Parent Entity that has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of the Company,

(b)  prior to a Qualified IPO, the failure by the Permitted Investors to beneficially own, directly or indirectly, Equity Interests of Holdings (or another Parent Entity that has become a Loan Party) representing at least 50% of the aggregate ordinary voting power and economic interest represented by the issued and outstanding Equity Interests in Holdings (or another Parent Entity that has a become a Loan Party),

(c)  after a Qualified IPO, (i) the acquisition of beneficial ownership, directly or indirectly, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Investors, of Equity Interests in Holdings representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (ii) the beneficial ownership, directly or indirectly, by the Permitted Investors of Equity Interests in Holdings representing in the aggregate a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings than such person or group, or

(d)  occupation of a majority of the seats (other than vacant seats) on the board of managers (or equivalent governing body) of Holdings, by persons who were not nominated or appointed by such board of managers (or equivalent governing body) or by the Permitted Investors, directly or indirectly (including pursuant to any agreement among equity holders of Holdings or any other Parent Entity).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Change in Working Capital” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, the amount of Changes in Current Assets and Liabilities; provided that, Changes in Working Capital shall be calculated without regard to any Changes in Current Assets and Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations under Swap Agreements.

“Changes in Current Assets and Liabilities” shall mean the sum of those amounts that comprise the changes in the current assets (excluding cash and cash equivalents (including Permitted Investments) and deferred tax accounts) and current liabilities section of the Borrower’s statement of cash flows as prepared on a consolidated basis excluding tax accruals and deferred taxes.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean November 10, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties, if any.

“Collateral Agent” shall mean Wilmington Trust Company or any other financial institution then acting as Collateral Agent under the Second Lien Loan Documents.

“Collateral Agent Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Collateral Agreement” shall mean the Second Lien Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, among Holdings, the Borrower, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)  on the Closing Date, the Administrative Agent shall have received (I) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (II) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is a Loan Party,

(b)  on the Closing Date or as otherwise provided in the Collateral Agreement, the Collateral Agent for the benefit of the Secured Parties shall have received (I) a pledge of all the issued and outstanding Equity Interests of (A) the Borrower and (B) each Domestic Subsidiary which is a Restricted Subsidiary owned on the Closing Date directly by or on behalf of Holdings, the Borrower or any Subsidiary Loan Party; (II) a pledge of 65% of the outstanding Equity Interests of each “first tier” Foreign Subsidiary directly owned by Holdings, the Borrower or a Subsidiary Loan Party; and (III) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(c)  on the Closing Date, all Indebtedness having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party and evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent for the benefit of the Secured Parties shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank,

(d)  on the Closing Date, the Borrower shall grant to the Collateral Agent security interests and mortgages in the Mortgaged Property referred to in Schedule 5.09 owned on the date hereof pursuant to a Mortgage, record or file, the Mortgage in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens pursuant to the Mortgages and pay, all Taxes, fees and other charges payable in connection therewith.  Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage, the Borrower shall deliver to the Administrative Agent contemporaneously therewith (A) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (B) the legal opinions of local U.S. counsel in the state where such Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent,

(e)  on the Closing Date, or as otherwise provided in the Collateral Agreement, the Collateral Agent for the benefit of the Secured Parties, shall have been granted security interests in personal property of Holdings, the Borrower or any such Subsidiary Loan Parties in accordance with the Collateral Agreement,

(f)  in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party,

(g)  after the Closing Date, (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date, (B) all the Equity Interests of Borrower issued after the Closing Date and (C) subject to Section 5.09(g) and Section 6.02(w), all other Equity Interests of any other Subsidiary that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement (provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Loan Party be pledged to secure Obligations of any Loan Party, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary be pledged to secure Obligations of any Loan Party), and the Collateral Agent for the benefit of the Secured Parties shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(h)  except as disclosed on Schedule 3.04 or as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document, and

(i)  On the Closing Date, the Administative Agent shall have received insurance certificates from the Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.02 is in full force and effect and such certificates shall (i) name the Collateral Agent, as collateral agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that, from and after the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) names the Collateral Agent, (as defined in the First Lien Credit Agreement) on behalf of Lenders (as defined in the First Lien Credit Agreement) as the loss payee thereunder and provides for at least thirty days’ prior written notice to the Administrative Agent and Collateral Agent, as applicable, of any modification or cancellation of such policy.

“Collateral Questionnaire” shall mean a certificate in form reasonably satisfactory to the Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commitments” shall mean with respect to any Lender, such Lender’s Term Loan Commitment.

“Company” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Company Competitor” shall mean any person that competes with or controls a person that competes with the business of the Company from time to time as notified by the Borrower to the Administrative Agent in writing.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i)                                     any net after-tax (A) extraordinary, (B) nonrecurring or (C) unusual gains or losses or income or expenses (less all fees and expenses relating thereto) including, without limitation, any severance expenses, and fees, expenses or charges related to any offering of Equity Interests of Holdings or the Borrower, any Investment or Indebtedness permitted to be incurred hereunder or refinancings thereof (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded,

(ii)                                  any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii)                               any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent governing body) of the Borrower) shall be excluded,

(iv)                              any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v)                                 the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period,

(vi)                              consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, and

(vii)                           any increase in amortization or depreciation or any non-cash charges resulting from any amortization, write-up, write-down or write-off of assets with respect to assets revalued upon the application of purchase accounting (including tangible and intangible assets, goodwill, deferred financing costs and inventory (including any adjustment reflected in the “cost of goods sold” or similar line item of the financial statements)) in connection with the Transactions, Permitted Business Acquisitions or an merger, consolidation or similar transaction not prohibited hereunder.

“Consolidated Senior Secured Debt” at any date shall mean the sum of (without duplication) (i) the principal of all Loans (as defined in the First Lien Credit Agreement) of the Borrower and its Restricted Subsidiaries outstanding under the First Lien Credit Agreement plus, (ii) the aggregate principal amount of all other Indebtedness of the Borrower and its Restricted Subsidiaries (other than the Loans) that is secured by any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, is outstanding at such time is otherwise included in Consolidated Total Debt and which Lien is not subordinated to the Liens securing the First Lien Indebtedness less the unrestricted (other than to the extent constituting Collateral) cash and marketable securities (determined in accordance with GAAP) of the Borrower and its Restricted Subsidiaries on such date.

“Consolidated Total Debt” at any date shall mean the sum of (without duplication) (i) all Capital Lease Obligations and Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money (excluding letters of credit to the extent undrawn), (ii) Indebtedness in respect of the deferred purchase price of property or services of the Borrower and its Restricted Subsidiaries to the extent in the case of clause (ii) such Indebtedness appears or should appear in the “liabilities” section of the consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP determined on a consolidated basis on such date less the unrestricted (other than to the extent constituting Collateral) cash and marketable securities (determined in accordance with GAAP) of the Borrower and its Restricted Subsidiaries on such date.

“Contractual Obligation” means, as applied to any person, any provision of any security issued by that person or of any indenture, mortgage, deed of trust, contract, written undertaking, agreement or other instrument to which that person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cure Right” shall have the meaning assigned to such term in Section 7.02(a).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the board of managers (or equivalent governing body) of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institutions” shall mean Company Competitors and those banks, financial institutions or other institutional lenders in each case identified to the Administrative Agent in writing from time to time.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Borrower and the Restricted Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (x) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)                                     provision for Taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries for such period, including, without limitation, state, foreign, franchise and similar taxes, and Tax Distributions made by the Borrower during such period,

(ii)                                  Interest Expense of the Borrower and the Restricted Subsidiaries for such period,

(iii)                               depreciation and amortization expenses of the Borrower and its Restricted Subsidiaries for such period,

(iv)                              business optimization expenses and restructuring charges and reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs (including future lease commitments) and costs to consolidate facilities and relocate employees); provided that with respect to each business optimization expense or restructuring charge or reserve, the Borrower shall have delivered to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve, as the case may be,

(v)                                 the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Permitted Investors (or any accruals related to such fees and related expenses) during such period;

(vi)                              Transaction Costs, cash expenses incurred directly in connection with any Investment, equity issuance or debt issuance or refinancings (whether or not consummated),

(vii)                           any non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation),

(viii)                        letter of credit fees,

(ix)                                to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Business Acquisition, and

(x)                                   to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability events, or casualty events or business interruption, minus (b) (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) income tax credits and distributions and dividends pursuant to Section 6.06(b)(i) and (iii) and all non-cash gains increasing Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period (but excluding any such gains (x) in respect of which cash or other assets were received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

For purposes of determining EBITDA under this Agreement for any period that includes any of the fiscal quarters ended December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006 EBITDA for such fiscal quarters shall be deemed to be $42,800,000, $40,300,000, $67,300,000 and $56,400,000, respectively.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.

“Equity Financing” shall mean the investment by CCMP and its Affiliates, directly or indirectly, in common equity or Qualified Capital Stock of the Borrower in an aggregate amount in cash equal to not less than 25% of the Pro Forma total consolidated capitalization of the Borrower after giving effect to the Transactions on the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, an amount (in any case not less than zero) equal to (A) EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication, (B) the sum of

(a)  Cash Interest Expense and scheduled payments of Indebtedness for such Excess Cash Flow Period,

(b)  (i) Capital Expenditures and (ii) the aggregate consideration paid in cash during the Excess Cash Flow Period in respect of Investments permitted under Section 6.04 (including Permitted Business Acquisitions) to the extent such Investments are not financed, or intended to be financed, using the proceeds of the incurrence of long-term Indebtedness,

(c)  Capital Expenditures that the Borrower or any Restricted Subsidiary shall, during such Excess Cash Flow Period, become obligated to make, but that are not made during such Excess Cash Flow Period, provided that the Borrower shall deliver a certificate to the Administrative Agent in connection with the delivery of the Excess Cash Flow certificate for such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures will be completed in the first 125 days of the following Excess Cash Flow Period,

(d)  all Taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries including state, foreign, franchise and similar taxes and Tax Distributions made by the Borrower during such Excess Cash Flow Period or that will be made within six months after the close of such Excess Cash Flow Period, in each case, paid in cash, (provided that any amount so deducted in respect of such Taxes or Tax Distribution that will be made after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period),

(e)  an amount equal to any positive Change in Working Capital of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period,

(f)  cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected as a subtraction in the computation of EBITDA (or to the extent added thereto) or an addition to Cash Interest Expense,

(g)  amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Restricted Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting, and

(h)  the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA (including the items referred to in clauses (iv), (v), (vi), (viii), (ix) and (x) of the definition thereof) to the extent either (x) such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and its Restricted Subsidiaries or (y) such items did not represent cash received by the Borrower and its Restricted Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication, (C) the sum of

(a)  an amount equal to any negative Change in Working Capital for such Excess Cash Flow Period,

(b)  to the extent any permitted Capital Expenditures referred to in clause (B)(c) above do not occur in the first 125 days of the following Excess Cash Flow Period of the Borrower specified in the certificate of the Borrower delivered pursuant to clause (B)(c) above, the amount of such Capital Expenditures that were not so made in such 125-day period,

(c)  cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent not included in the computation of EBITDA,

(d)  any extraordinary, unusual or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(e)  to the extent deducted in the computation of EBITDA, cash interest income,

(f)  the amount of consideration paid with respect to assets acquired as part of a Permitted Business Acquisition to the extent such assets have been subsequently disposed of pursuant to Section 6.05(h) and such amount reduced Excess Cash Flow in a prior year, and

(g)  the amount related to items that were deducted from or not added to Net Income in connection with calculating consolidated Net Income or were deducted from or not added to consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing with the 2007 fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above (c) in the case of a Lender making a Loan to the Borrower, any withholding tax imposed by the United States or imposed by the jurisdiction in which such Lender is incorporated or has its principal place of business that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) (without giving effect to the last sentence thereof) with respect to such Loan unless such failure to comply with Section 2.17(e) is a result of a change in law after the date such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) and (d) any interest, additions to taxes or penalties with respect to the foregoing.

“Existing Debt” shall mean the Indebtedness of Holdings and its Subsidiaries in existence on the Closing Date prior to the consummation of the Transactions to be consummated on the Closing Date.

“Existing Debt Documents” shall mean any and all of the documents or instruments governing the Existing Debt.

“Existing Owners” shall mean the Reinvesting Management Group, as such terms are defined in the Merger Agreement as in effect on the Closing Date.

“Existing Term Loans” shall have the meaning assigned to such term in Section 2.21.

“Facility” shall mean the facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there is one Facility, i.e., the Term Facility.

“Family Members” shall mean an individual’s spouse, former spouse, parent, siblings, children, or other lineal descendants of such individual.

“Federal Funds Effective Rate” shall mean, for any day the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated October 20, 2006 by and among the Borrower, the Agents and certain other parties and that certain Fee Letter dated as of the date hereof among Collateral Agent and Company.

“Fees” shall mean the Administrative Agent Fees and Collateral Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Lien Collateral Documents” shall mean the “Guaranty and Collateral Agreement” and any “Mortgages” (in each case as defined in the First Lien Credit Agreement) and each other security agreement or other instrument or document executed and delivered to secure First Lien Indebtedness and any related obligations, as amended, restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time in accordance with requirements thereof and the Intercreditor Agreement.

“First Lien Credit Agreement” shall mean the Credit Agreement, dated as of Novermber 10, 2006, by and among Holdings, the Borrower, the financial institutions from time to time party thereto as lenders, Goldman Sachs Credit Partners, L.P., as administrative agent, JPMorgan Securities Inc., as syndication agent, Barclays Bank PLC, as documentation agent, and Goldman Sachs Credit Partners, L.P. and JPMorgan Securities Inc., as joint lead arrangers and joint bookrunners, as amended, restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time in accordance with requirements thereof and the Intercreditor Agreement.

“First Lien Financing” shall mean the financing contemplated by the First Lien Loan Documents.

“First Lien Indebtedness” shall mean Indebtedness pursuant to the First Lien Loan Documents.

“First Lien Loan Documents” shall mean the “Loan Documents” as defined in the First Lien Credit Agreement as in effect on the date hereof, in each case as amended, restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time in accordance with requirements thereof and of this Agreement, and the Intercreditor Agreement.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“Generac” shall mean Generac Power Systems, Inc., a Wisconsin corporation.

“GSCP” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.  The amount of any Guarantee for purposes of clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee”.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Incremental Extensions of Credit” shall have the meaning assigned to such term in Section 2.21.

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.21.

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.21.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements net of payments such person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.  The Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude (i) accrued expenses and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits and (iii) reserves for deferred income taxes.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated October 2006, as modified or supplemented prior to the Closing Date.

“Intercompany Note” shall mean the Intercompany Note substantially in the form of Exhibit H; provided that at any time prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) such term shall refer to the Intercompany Note as defined in the First Lien Credit Agreement.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent and the administrative agent under the First Lien Credit Agreement, the Collateral Agent and acknowledged by the Borrower.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum without duplication of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Restricted Subsidiaries with respect to Swap Agreements (provided that payments and costs upon the settlement or termination of a Swap Agreement will not be included in Interest Expense).

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last day of March, June, September and December of each year.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if available to all relevant Lenders), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, unless the Administrative Agent shall otherwise agree, that the Interest Period for the initial Eurocurrency Borrowing shall be of one month’s duration; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Joint Venture” shall mean a joint venture or similar arrangement, whether in corporate, partnership or other legal form which is not a Subsidiary but in which the Borrower or any Subsidiary owns or controls any Equity Interests; provided, in no event shall any corporate Subsidiary of any person be considered to be a Joint Venture to which such person is a party.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder in accordance with Section 9.04.

“Lender Default” shall mean (i) the refusal (which has not been retracted) or failure of a Lender to make available its portion of any Borrowing (in each case, when required to be made available, acquired or funded in accordance with the terms hereof), or (ii) a Lender having notified the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.06.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the Quotation Day for such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the Quotation Day for such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Deutche Bank Trust Company Americas for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Intercreditor Agreement, the Security Documents, the Administrative Agent Fee Letter, the Fee Letter and any Note issued under Section 2.09(e), any amendments (including any Incremental Facility Amendment) and waivers to any of the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties and any Parent Entity, in lieu of Holdings, that has executed and delivered an assumption agreement in substantially the form of Exhibit D to the Collateral Agreement and become a “Guarantor” and “Grantor” thereunder.

“Loans” shall mean the Term Loans.

“Local Time” shall mean New York City time.

“Management Agreement” means that certain Advisory Services Agreement dated as of November 10, 2006 by and among Generac Acquisition Corp, GPS CCMP Acquisition Corp., Generac Power Systems, Inc., CCMP Capital Advisors, LLC, and CCMP Capital Asia PTE, Ltd. and CCMP Capital Asia Consulting Company Ltd.

“Management Group” shall mean the group consisting of the directors, officers and other management personnel of Holdings, the Borrower and its Restricted Subsidiaries.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on and/or material adverse developments with respect to the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” shall mean May 10, 2014.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall mean the merger of the Company with and into Generac, with Generac being the surviving corporation, who without any further act or deed shall automatically by operation of law become the Borrower hereunder and assume all of the obligations, covenants, duties and liabilities of GPS CCMP Merger Corp. as if originally a party hereto.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 13, 2006, by and among Generac, Holdings, the Borrower and Robert D. Kern, as representative for the shareholders listed on Exhibit A thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the properties listed on Schedule 5.09 and the owned real properties of the Loan Parties encumbered by a Mortgage pursuant to Section 5.09.

“Mortgage” shall have the meaning assigned to such term in Section 5.09(c).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)  an amount equal to 100% of the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries, which, in any fiscal year in the aggregate for all such persons exceeds $5,000,000 (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Borrower or any Restricted Subsidiary in a single transaction or series of related transactions (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (i), (j), (k), (m), (n), (o), (p), (r), (t), (u), and (v)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, payments of debt and other obligations relating to the applicable asset then due and payable or required to be paid or discharged by the purchaser, transfer or other disposition of such asset (other than pursuant hereto or pursuant to any First Lien Indebtedness), other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Tax Distributions resulting therefrom) and (iii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by the Borrower or such Restricted Subsidiary after such sale, transfer or other disposition thereof, including pension and other post-employment benefit obligations associated with such transaction, provided that if no Event of Default exists and Holdings or the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use or commit to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business the Borrower and its Restricted Subsidiaries or make Permitted Business Acquisitions, in each case within 15 months of such receipt, then such portion shall not constitute Net Proceeds except to the extent not so used or not contractually committed to be so used within such 15 month period (it being understood that (1) any amount so contractually committed to be used within such 15 month period must be so used within 180 days of such commitment and (2) if any portion of such proceeds are not so used within such period (whether because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used or for any other reason), such remaining portion shall constitute Net Proceeds (as of the date of such termination or expiration (if applicable) without giving effect to this proviso), provided that if such Net Proceeds arose from the sale of an asset of a Loan Party, such proceeds must be reinvested in the assets of a Loan Party or be permitted as an Investment pursuant to Section 6.04, and,

(b)  an amount equal to 100% of the cash proceeds received by the Borrower or any Restricted Subsidiary from the incurrence, issuance or sale by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted by Section 6.01) net of all taxes and fees (including investment banking fees), commissions, underwriting discounts, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents) under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.  For the avoidance of doubt, Incremental Term Loans incurred pursuant to Section 2.21 shall constitute Obligations.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Parent Entity” shall mean any of (i) Holdings and (ii) any other person of which Holdings is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Business Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets of, or a majority of the outstanding Equity Interests (other than directors’ qualifying shares and similar de minimis holdings required by applicable law) in, a person or division or line of business of a person, provided that: (i) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; (ii) (A) the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis with the Total Leverage Ratio and, the Borrower shall have delivered to the Administrative Agent at least five days prior to such acquisition a certificate of a Responsible Officer of the Borrower to such effect, together with all financial information for such Subsidiary or assets that is reasonably requested by the Administrative Agent and available to the Borrower, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01), (iii) if less than all of the Equity Interests of a person are acquired, such person shall, notwithstanding the definition of Subsidiary Loan Party, become a Subsidiary Loan Party and (iv) if such person is a Foreign Subsidiary of the Borrower, the acquisition thereof and any Investments therein shall be permitted by Section 6.04 (b).

“Permitted Debt Securities” shall mean unsecured Indebtedness of the Borrower, (i) that are expressly subordinated to the prior payment in full of the Obligations pursuant to provisions substantially similar to those set forth in Exhibit G or otherwise on terms reasonably satisfactory to the Administrative Agent (it being understood that customary high yield subordination terms prevailing at the time of determination shall be deemed to be so satisfactory), (ii) the terms of which do not provide for any scheduled repayment, mandatory redemption (other than pursuant to customary provisions relating to redemption or repurchase upon change of control or sale of assets) or sinking fund obligation prior to the date that is 91 days after the Term Facility Maturity Date, (iii) in the case of such Indebtedness in excess of $35.0 million, the covenants, events of default, and remedy provisions of which, taken as a whole, are not more restrictive to, or the mandatory repurchase or redemption provisions thereof are not more onerous or expansive in scope, taken as a whole, on, the Borrower and its Restricted Subsidiaries than the terms of the Loan Documents, as reasonably determined by the Administrative Agent and (iv) in the case of such Indebtedness in excess of $35.0 million, in respect of which no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor.

“Permitted Investments” shall mean:

(a)  direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b)  time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)  repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)  commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)  securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f)  shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)  money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(h)  other short-term investments utilized by Foreign Subsidiaries of the Borrower in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (x) the Sponsors, (y) the Existing Owners and any of their Permitted Transferees and (z) the members of the Management Group so long as the Sponsors shall own, directly or indirectly, Equity Interests in Holdings representing a majority of the Equity Interests in Holdings owned directly or indirectly by the persons described in clauses (x), (y) and (z).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the earlier of (i) the final maturity date of the Indebtedness being refinanced and (ii) the date that is 91 days after the Term Facility Maturity Date, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by any collateral of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole; and provided further, that with respect to a Refinancing of (x) Permitted Debt Securities such Permitted Refinancing Indebtedness shall meet the requirements of clauses (i), (ii), (iii) and (iv) of the definition of “Permitted Debt Securities” and (y) First Lien Indebtedness, any Liens securing such Permitted Refinancing Indebtedness shall be subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable, taken as a whole, to the Secured Parties than the Intercreditor Agreement.

“Permitted Transferees” shall mean the collective reference to (i) any Existing Owner, (ii) any direct or indirect stockholder, member, partner or Affiliate of any Existing Owner; (ii) transferees of Equity Interests of any Existing Owner pursuant to buy/sell provisions under current stockholder, partnership, operating or similar agreements to which any Existing Owner is bound, solely to the extent any such transfer is made to a party to such agreements (or to an Affiliate of such party); (iii) any Family Member of any person described in the foregoing clauses (i) and (ii) (or a Family Member of any such person’s spouse, former spouse, parent, sibling, children or other lineal descendants, heirs or estate), a company, partnership or a trust established for the benefit of any of the foregoing or any personal representative, estate or executor under any will of any such Family Member or pursuant to the laws of intestate succession.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which

Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.14.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee”.

“Pro Forma Basis” shall mean, as to any calculation of the Total Leverage Ratio or the Total Senior Secured Leverage Ratio for any events as described below that occur subsequent to the commencement of any period of four consecutive quarters (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Reference Period (it being understood and agreed that unless otherwise specified, such Reference Period shall be deemed to be the four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which financial statements are available and such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of EBITDA for such period):  (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition of a Restricted Subsidiary, manufacturing facility or line of business, to any asset acquisition, any discontinued operation or any operational change and any Subsidiary Redesignation in each case that occurred during the Reference Period (or, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance on a Pro Forma Basis or otherwise with the Total Leverage Ratio or the Total Senior Secured Leverage Ratio (any such action, a “Restricted Action”) occurring during the Reference Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period (or, in the case of determinations made with respect to any Restricted Action, occurring during the Reference Period or thereafter and through and including the date of such determination) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination as if such rate had been actually in effect during the period for which pro forma effect is being given.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of any such asset acquisition, asset disposition, discontinued operation or operational change or Subsidiary Redesignation, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition, discontinued operation, operational change, or Subsidiary Redesignation and for purposes of determining compliance with the Total Leverage Ratio or the Total Senior Secured Leverage Ratio, such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that (x) would be includable in pro forma financial statements prepared in accordance with Regulation S-X and (y) such other adjustments not includable in Regulation S-X under the Securities Act for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12 month period following the consummation thereof and, are estimated on a good faith basis by the Borrower; provided, however that the aggregate amount of any such adjustments pursuant to clause (y) shall not exceed three percent (3%) of the consolidated revenues of the Borrower in any fiscal year.  The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Projections” shall mean the projections of Holdings, the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Administrative Agent in writing by or on behalf of Holdings, the Borrower or any of its Subsidiaries.

“Qualified Capital Stock” means any Equity Interest of any person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash (other than at the option of the issuer) prior to the date that is 91 days after the Term Facility Maturity Date, (b) become mandatorily redeemable (other than pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is 91 days after the Term Facility Maturity Date, (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness (other than Indebtedness constituting Permitted Debt Securities that the Borrower would be permitted to incur under Section 6.01(o) on the date of conversion) or Equity Interests that are not Qualified Capital Stock, or (d) contain any maintenance covenants, other covenants adverse to the Lenders or remedies (other than voting rights and increases in dividends).

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of any Parent Entity which generates gross proceeds to such Parent Entity of at least $100.0 million.

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in Dollars for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis”.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that represent more than 50% of the sum of all Loans outstanding at such time.  The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Action” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Specified Equity Contribution” shall have the meaning assigned to such term Section 7.02(a).

“Sponsors” shall mean CCMP and its Affiliates.

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent.

“Subsidiary Loan Party” shall mean each Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower, other than (a) any Foreign Subsidiary (b) any Subsidiary of a Foreign Subsidiary and (c) any Unrestricted Subsidiary.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Holdings, the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Tax Distribution” shall have the meaning assigned to such term in Section 6.06(f).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of November 10, 2006 among the Borrower and GPS CCMP Acquisition Corp.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term Loans pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in an Assignment and Acceptance pursuant to which such Lender becomes a party hereto in accordance with Section 9.04, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Term Loan Commitments on the Closing Date is $430.0 million.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01(a).

“Term Lender” shall mean a Lender with a Term Loan Commitment and/or an outstanding Term Loan.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters (taken as one accounting period) of the Borrower (a) then most recently ended for which financial statements are available or (b) in the case of calculations pursuant to Section 6.10, ended on the last day of the fiscal quarter in question.

“Total Leverage Ratio” shall mean, on any date, the ratio of Consolidated Total Debt to EBITDA for the relevant Test Period, all determined on a consolidated basis.

“Total Senior Secured Leverage Ratio” shall mean, on any date, the ratio of Consolidated Senior Secured Debt, as of such date to (b) EBITDA for the relevant Test Period, all determined on a consolidated basis.

“Transaction Costs” means fees and expenses payable or otherwise borne by Holdings, any other Parent Entity, the Borrower and the Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transaction Documents” shall mean the Merger Agreement, First Lien Loan Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Merger; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the First Lien Financing; (d) the repayment of the Existing Debt and (e) the payment of the Transaction Costs.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is acquired or created after the Closing Date designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate an Unrestricted Subsidiary so long as (a) no Default or Event of Default exists or would result therefrom and (b) the designation of such Unrestricted Subsidiary shall comply with Section 6.04, with the amount of the fair market value of any assets owned by such Unrestricted Subsidiary and any of its Subsidiaries at the time of the designation thereof  being deemed an Investment pursuant to Section 6.04.  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of the credit documentation (each, a “Subsidiary Redesignation”); provided that (i)  no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including, but not limited to, under Sections 6.01 and 6.02), (ii) calculations are made by the Borrower of compliance with the Total Leverage Ratio for the relevant Reference Period, on a Pro Forma Basis as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period) had occurred on the first day of such Reference Period, and such calculations shall show that such financial covenants would have been complied with if the Subsidiary Redesignation had occurred on the first day of such Reference Period (for this purpose, if the first day of the respective Reference Period occurs prior to the Closing Date, calculated as if the Total Leverage Ratio had been applicable from the first day of the Reference Period), (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (iv) treating such Subsidiary Redesignation as a contribution to the Borrower of an amount equal to the fair market value of such Unrestricted Subsidiary and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (ii).

“Voluntary Prepayments of First Lien Indebtedness” shall mean any “Voluntary Prepayments” as defined in the First Lien Credit Agreement as in effect on the date hereof.

“Voluntary Prepayments of Second Lien Indebtedness” shall mean any voluntary prepayment of Term Loans pursuant to Section 2.11(a).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares (including shares issued to foreign nationals) required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.      Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other agreement or instrument shall mean such Loan Document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time and any reference in this Agreement to any person shall include a reference to such person’s successors-in-interest.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders.

SECTION 1.03.      Effectuation of Transactions.  Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01.      Commitments.  Subject to the terms and conditions set forth herein, each Term Lender agrees to and shall make Term Loans to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment.

SECTION 2.02.      Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans and of the same Type made by the Lenders ratably in accordance with their respective Term Loan Commitments hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)   Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)   At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings outstanding.

(d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.      Requests for Borrowings.  To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time. one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)     the location and number of the Borrower’s account to which funds are to be disbursed;

(ii)    the aggregate amount of the requested Borrowing;

(iii)   the date of such Borrowing, which shall be a Business Day;

(iv)   whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(v)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected a Eurocurrency Borrowing with an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.      Reserved.

SECTION 2.05.      Reserved.

SECTION 2.06.      Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make the proceeds of such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.

(b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.      Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same Business Day) by hand delivery or fax to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrower.

(c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)   if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.      Termination and Reduction of Commitments.  The parties hereto acknowledge that the Term Loan Commitments will terminate at the earlier to occur of (x) 5:00 p.m., Local Time, on the Closing Date and (y) the making of any Term Loans hereunder.

SECTION 2.09.      Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.  Once prepaid or repaid, Term Loans may not be reborrowed.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)   The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain the Register, as set forth in Section 9.04(b)(iv), in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and, provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(e)   Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.

SECTION 2.10.      Repayment of Term Loans.  (a)  The Borrower shall repay all Term Loans on the Maturity Date.

(b)   [Reserved].

(c)    Prepayment of the Borrowings from:

(i)    Net Proceeds pursuant to Section 2.11(b) shall be applied first to ABR Term Loans and then to Eurocurrency Term Loans, and to such Term Borrowings on a pro rata basis, with the application thereof in direct order of maturity, and

(ii)   any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments thereof as directed by the Borrower.

(d)   Prior to any optional repayment of any Borrowing hereunder, the Borrower shall notify the Administrative Agent by telephone (confirmed by fax) of the Borrowings to be repaid not later than 12:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.  In the event the Borrower fails to specify the Borrowings to which any such prepayment shall be applied, such prepayment shall be applied to prepay the ABR Term Loans and then to the Eurocurrency Term Loans, in each case, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

SECTION 2.11.      Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.11(f) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d).

(b)   To the extent not required to be used to prepay loans under the First Lien Credit Agreement, the Borrower shall apply, without duplication, all Net Proceeds within three Business Days of receipt thereof to prepay Term Borrowings in accordance with paragraphs (c) and (d) of Section 2.10.

(c)   [Reserved].

(d)   [Reserved].

(e)   Concurrently with any prepayment pursuant to Section 2.11(b), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable Net Proceeds.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the derivation of such excess.

(f)   In the event that the Term Loans are prepaid or repaid in whole or in part by the Borrower pursuant to Section 2.11(a) or made pursuant to Section 2.11(b) with Net Proceeds of the type described in clause (b) of the definition of Net Proceeds prior to the second anniversary of the Closing Date, the Borrower shall pay to Lenders, a prepayment premium on the amount so prepaid or repaid as follows: (i) 2.00% if such repayment occurs on or prior to the first anniversary of the Closing Date and (ii) 1.00% if such repayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date.

(g)   Notwithstanding the foregoing provisions of this Section 2.11, no mandatory prepayments shall be required pursuant to Section 2.11(b) to the extent that an amount equal to the applicable Net Proceeds is applied to prepay amounts outstanding under the First Lien Credit Agreement.

SECTION 2.12.      Fees.  (a)   The Borrower agrees (i) to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Administrative Agent Fee Letter at the times and in the amount specified therein (the “Administrative Agent Fees”) and (ii) to pay to the Collateral Agent, for the account of the Collateral Agent, such fees and expenses as may be agreed to from time to time between the Borrower and the Collateral Agent, when and as due (the “Collateral Agent Fees”).

(b)   All Fees shall be paid on the dates due, in immediately available funds, to (i) the Collateral Agent and (ii) the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13.      Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)   The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.      Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)   the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.      Increased Costs.  (a)  If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)   impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then within thirty days of receipt of a certificate of the type specified in paragraph (c) below the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)   If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time within thirty days of receipt of a certificate of the type specified in paragraph (c) below the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)   A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)   Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof

(e)   This Section 2.15 shall not apply to Taxes, which shall be exclusively governed by Section 2.17.

SECTION 2.16.      Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of margin).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17.      Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on the date on which such Foreign Lender becomes a Lender under this Agreement, whichever of the following is applicable:  (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto) or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.  Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose) and shall deliver updated forms and/or certifications promptly upon the inaccuracy or invalidity of any previously delivered form or certificate.  In addition, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration or inaccuracy of any form previously delivered by such Lender.  Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(f)   If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

SECTION 2.18.      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment or performance obligation hereunder shall be due or required on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)   If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph (c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.      Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, or becomes an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate the Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)   If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) terminating the Commitments of such Lender and repaying all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting Lender to assign all or the affected portion of its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, plus any amount equal to the prepayment premium that would otherwise be received by such Lender under Section 2.11(f) upon an optional repayment in full of such Lender’s Loans, (c)  in connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender shall otherwise comply with Section 9.04, and (d) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(c).

SECTION 2.20.      Illegality  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Affected Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Affected Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21.      Incremental Extensions of Credit.  Subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, request to add additional term loans (the “Incremental Extensions of Credit”) in minimum principal amounts of $20.0 million, provided that (a) immediately prior to and after giving effect to any Incremental Facility Amendment (and the making of any Incremental Extensions of Credit pursuant thereto), no Default or Event of Default has occurred or is continuing or shall result therefrom and the Borrower shall be in compliance, on a Pro Forma Basis (including giving pro forma effect to any Incremental Facility Amendment (and the making of any Incremental Extensions of Credit pursuant thereto)), with the Total Leverage Ratio required by Section 6.10 and (b) the aggregate principal amount (or committed amount, if applicable) of all Incremental Extensions of Credit pursuant to this Section 2.21 shall not exceed (i) $100.0 million minus (ii) the aggregate principal amount (or committed amount, if applicable) of “Incremental Extensions of Credit” (as defined in the First Lien Credit Agreement). The Incremental Extensions of Credit shall rank pari passu in right of payment and right of security in respect of the Collateral with the Term Loans.  In the case of additional term loans, other than amortization, pricing or maturity date, such additional term loans shall have the same terms as the Term Loans (the “Existing Term Loans”) existing immediately prior to the effectiveness of an Incremental Facility Amendment (except as otherwise agreed by the Administrative Agent and Additional Lenders agreeing to provide a commitment in respect of such

Incremental Extension of Credit provided that any such agreement shall affect solely the terms of such Incremental Extension of Credit and not any other Loan or Borrowings or Commitments (or any other Lender) unless this Agreement has been amended in accordance with Section 9.08 without reference to this Section 2.21); provided that, without the prior written consent of the Required Lenders, Incremental Extensions of Credit shall not have a final maturity date earlier than the Maturity Date and shall not have a weighted average life that is shorter than that of the then-remaining weighted average life of the Term Loans.  Any additional bank, financial institution, existing Lender or other person that elects to extend commitments to provide Incremental Extensions of Credit shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution or other person being called an “Additional Lender”) and shall become a Lender under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.21, and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender, if any, and the Administrative Agent.  Commitments in respect of Incremental Extensions of Credit shall become Commitments under this Agreement after giving effect to such Incremental Facility Amendment.  An Incremental Facility Amendment providing for term loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section, and provided, however, the interest rates and fees applicable to any Incremental Extension of Credit shall be determined by the Borrower and the Additional Lenders (as defined below).  The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Borrowing” in such Section 4.01 shall be deemed to refer to the Incremental Facility Closing Date), and, except as otherwise specified in the applicable Incremental Facility Amendment, the Administrative Agent shall have received legal opinions, board resolutions and other closing documents and certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.  The proceeds of the Incremental Extensions of Credit may be used for any purpose not otherwise prohibited hereunder.  Notwithstanding anything to the contrary in this Section 2.21, no existing Lender shall be obligated to provide Incremental Extensions of Credit.

ARTICLE III

Representations and Warranties

Each of Holdings (solely to the extent applicable to it) and the Borrower represents and warrants to each of the Lenders that (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the Transactions):

SECTION 3.01.      Organization; Powers.  Each of Holdings, the Borrower and each of the Restricted Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required, except where the failure so to qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.      Authorization.  The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such party, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i)(A)(x), (i)(B), (i)(C) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 hereof.

SECTION 3.03.      Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04.      Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05.      Financial Statements.  (a)  The audited combined balance sheets of Generac and its Subsidiaries at December 31, 2003, 2004 and 2005, and the audited combined statements of income and cash flows of Generac and it Subsidiaries for such fiscal years, reported on by and accompanied by an audit opinion from Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the combined financial condition of Generac and its Subsidiaries for such periods and as at such dates and the combined results of operations and cash flows of Generac and its Subsidiaries for the years then ended.

(b)   The unaudited interim consolidated balance sheet of Generac and its Subsidiaries as at June 30, 2006, and the related unaudited interim combined statements of income and cash flows for the 6-month period ended June 30, 2006 (including for the comparable period in fiscal year 2005), present fairly in all material respects the combined financial condition of Generac and its Subsidiaries as at such date (subject to normal year-end audit adjustments).  All such financial statements have been prepared in accordance with GAAP (subject to (i) normal year-end adjustments and (ii) the absence of notes), except as approved by the aforementioned firm of accountants and disclosed therein.

SECTION 3.06.      No Material Adverse Effect.  Since December 31, 2005, there has been no event, development, circumstance or change has occurred that has or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.      Title to Properties; Possession Under Leases.  (a)  Each of Holdings, the Borrower and its Restricted Subsidiaries has good and insurable fee simple title to the Mortgaged Properties, and good and insurable fee simple title to, or easements or other limited property interests in, all its other real properties and has good and valid title to its personal property and assets, in each case, free and clear of Liens except for defects in title that do not impair the value thereof in any material respect or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and Liens expressly permitted by Section 6.02 or arising by operation of law and except where the failure to have such title or interest or existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Each of Holdings, the Borrower and the Restricted Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, reasonably necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, except where the failure to have such rights or where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.      Subsidiaries.  (a)  Schedule 3.08(a)  sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of outstanding Equity Interests owned by Holdings or by any such subsidiary.

(b)   As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of any Restricted Subsidiaries of the Borrower.

SECTION 3.09.      Litigation; Compliance with Laws.  (a)  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Holdings or the Borrower threatened in writing against, Holdings or the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   None of Holdings, the Borrower, the Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10.      Investment Company Act.  None of Holdings, the Borrower and the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11.      Use of Proceeds.  The Borrower will use the proceeds of the Term Loans made on the Closing Date, together with the proceeds of the First Lien Financing, solely to consummate the Transactions (including the payment of Transaction Costs).

SECTION 3.12.      Federal Reserve Regulations.  (a)  None of Holdings, the Borrower and the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)   No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.13.      Tax Returns.

(a)   Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects, except, in each case, as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect;

(b)   Each of Holdings, the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all such amounts due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)   Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to each of Holdings, the Borrower and the Subsidiaries, no tax lien has been filed, and, to the knowledge of the Borrower and its Subsidiaries, no claim is being asserted, with respect to any such Taxes.

SECTION 3.14.      No Material Misstatements.  To the Borrower’s knowledge, (a)  all written information (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Holdings, the Borrower, its Subsidiaries and the Transactions included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available, by or on behalf of Holdings or the Borrower, to the Joint Lead Arrangers, any Lenders or the Administrative Agent in connection with the Transactions or any other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects as of the Closing Date and does not as of such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)   The Projections furnished to the Joint Lead Arrangers, the Administrative Agent or the Lenders (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, as of the date the Projections were furnished to the Joint Lead Arrangers, the

Administrative Agent or the Lenders and as of the Closing Date (it being understood that actual results may vary from the Projections and that such variations may be material).

SECTION 3.15.      Employee Benefit Plans.  (a)  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each of the Borrower, the Restricted Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) the present value of all benefit liabilities under each Plan of the Borrower its Restricted Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), does not exceed the value of the assets of such Plan and the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plans; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Borrower, the Restricted Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or is in endangered or critical status or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or in endangered or critical status or to be terminated.

(b)   With respect to each employee benefit arrangement mandated by non-US law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed to by any of the Borrower, the Restricted Subsidiaries or any ERISA Affiliate that is not subject to US law (a “Foreign Plan”), (i) any employer and employee contributions required by applicable law or by the terms of such Foreign Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan with respect to all current and former participants (based on the assumptions used to fund such Foreign Plan) do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to such Foreign Plan or Foreign Benefit Arrangement and (B) with the terms of such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect..

SECTION 3.16.      Environmental Matters.  Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by the Borrower or any of its Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrower or any of its Restricted Subsidiaries, (ii) each of the Borrower and its Restricted Subsidiaries has all permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrower or any of its Restricted Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Borrower or any of its Restricted Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of its

Restricted Subsidiaries, and (iv) there is no agreement to which the Borrower or any of its Restricted Subsidiaries is a party in which the Borrower or any of its Restricted Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

SECTION 3.17.      Security Documents.  (a)  The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent (together with transfer powers or endorsements executed in blank), and in the case of the other Collateral described in the Collateral Agreement (other than registered copyrights and copyright applications), when financing statements and other filings described on Schedule 3.17 are filed by the Administrative Agent in the offices specified on Schedule 3.17, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b)   When the Collateral Agreement or a summary thereof is properly filed by the Administrative Agent in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Collateral consisting of registered copyrights and copyright applications, in each case prior and superior in right to any other person except Liens expressly permitted by Section 6.02 and Liens having priority by operation of law (it being understood that subsequent recordings in the United States Copyright Office or United States Patent and Trademark Office, as the case may be, may be necessary to perfect a lien on registered copyrights and copyright applications acquired by the grantors after the Closing Date).

(c)   The Mortgages shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded by Administrative Agent in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02 and Liens having priority by operation of law.

SECTION 3.18.      Solvency.  (a)  Immediately after giving effect to the Transactions on the Closing Date and immediately following the making of each Loan on the Closing Date and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the assets of Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (v) neither Holdings, the Borrower, nor any of its Subsidiaries shall be “insolvent” under the meaning assigned to such term in 11 U.S.C. §101 et. seq. and Wisconsin Statutes Chapter 242.

(b)   Neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond the ability of Holdings and its Subsidiaries, on a consolidated basis, to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.19.      Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of its Restricted Subsidiaries or for which any claim may be made against the Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of its Subsidiaries (or any predecessor) is bound.

SECTION 3.20.      Insurance.  Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date.  As of such date, such insurance is in full force and effect.

SECTION 3.21.      Transaction Documents.  Holdings and the Borrower have delivered to the Administrative Agent a true and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto) and the First Lien Loan Documents.

SECTION 3.22.      Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  To the knowledge of the Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.23.      No Default.  Neither Holdings, the Borrower nor any of their Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans are subject to the satisfaction of the following conditions:

SECTION 4.01.      Conditions.  On the Closing Date (and any Incremental Facility Closing Date):

(a)   The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03.

(b)   The representations and warranties set forth in Article III hereof shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that, notwithstanding anything to the contrary contained herein, the only representation relating to the Borrower and its Subsidiaries and their businesses the making of which shall be a condition to Borrowing on the Closing Date, shall be (i) the representations made by Generac in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings and the Borrower have the right to terminate their obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (ii) the representations and warranties in Sections 3.01, 3.02, 3.03, 3.10 and 3.12 of this Agreement.

(c)   At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, that the conditions specified in paragraphs (b) and (c) of this Section 4.01 shall have been satisfied on such date in accordance with the terms of such paragraphs.

SECTION 4.02.      Additional Conditions.  On the Closing Date:

(a)   The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)   The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a written opinion of Weil, Gotshal & Manges LLP, special counsel for Holdings and the Borrower, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and each of Holdings and the Borrower hereby instructs its counsel to deliver such opinions.

(c)   The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)   a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(ii)   a certificate of the secretary or assistant secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A)          that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)           that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)           that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)          as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(E)           as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party;

(iii)   a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv)   a certificate of a Responsible Officer of Holdings or the Borrower certifying that  as of the Closing Date (i) all the representations and warranties set forth in Section 4.01 are true and correct and (ii) that as of the Closing Date, no Default or Event of Default has occurred and is continuing or would result from any Borrowing to occur on the date hereof or the application of the proceeds thereof.

(d)   (i) The Collateral and Guarantee Requirement shall have been satisfied, (ii) the Administrative Agent shall have received a duly completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby, (iii) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and copies of the financing statements (or similar documents) disclosed by such search and (iv) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are either permitted by Section 6.02 or have been released (or authorized for release in a manner satisfactory of the Agent).

(e)   The Lenders shall have received the financial statements, Projections and other financial information referred to in Sections 3.05 and Section 3.14.

(f)   On the Closing Date, substantially concurrently with the funding of the Loans, Holdings and its Subsidiaries shall have (i) consummated the Merger in all material respects on the terms described in the Merger Agreement and no provisions thereof shall have been waived, amended, supplemented or otherwise modified in a manner adverse to the Lenders in any material respect without the consent of the Administrative Agent and the Administrative Agent under the First Lien Credit Agreement, (ii) consummated the Equity Financing, (iii) repaid in full all Existing Debt (other than Indebtedness permitted under Section 6.01) and caused the termination of any commitments to lend or make other extensions of credit under all such Existing Debt, (v) delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Holdings and its Subsidiaries being so repaid or terminated, and (vi) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding with respect to the Indebtedness being so repaid or terminated, or the issuance of letters of credit under the First Lien Credit Agreement to support the obligations of Holdings and its Subsidiaries with respect thereto.

(g)   The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the Chief Financial Officer of the Borrower.

(h)   The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(i)   Since June 30, 2006, except as contemplated by the Acquisition and the Transactions, there shall not have occurred and there is no circumstance or occurrence that is reasonably likely to have (individually or in the aggregate) a Material Adverse Effect (as such term is defined in the Merger Agreement).

(j)   The Agents shall have received, at least ten days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(k)   The Administrative Agent shall have received duly executed originals of a letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Loans made on such date.

Each Agent and each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely as to Sections 5.01, 5.05 and 5.09 as applicable to it) and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice been given (or reasonably satisfactory arrangements have otherwise been made)) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower (and Holdings solely to the extent applicable to it) will, and the Borrower will cause each of its Restricted Subsidiaries to:

SECTION 5.01.              Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise expressly permitted under Section 6.05, and (iii) the liquidation or dissolution of Restricted Subsidiaries if the assets of such Restricted Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Subsidiary of the Borrower.

(b)   Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary to the normal conduct of the business of the Borrower and its Restricted Subsidiaries, and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Borrower and its Restricted Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

SECTION 5.02.              Insurance.  (a)  Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.  Each such policy of insurance shall (i) name the Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that, from and after the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) names the Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to the Administrative Agent of any cancellation of such policy.

(b)   If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

SECTION 5.03.              Taxes.  Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof except to the extent not overdue by more than 30 days or, if more than 30 days overdue; (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect, and (b) in the case of a Tax or claim which has or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

SECTION 5.04.              Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)   within 110 days after the end of each fiscal year (commencing with fiscal year 2006), (x) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein) and (y) supporting schedules reconciling such consolidated balance sheet and related statements of operations, cash flows and owners’ equity with the consolidated financial condition and results of operations of the Borrower for the relevant period;

(b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter of 2007), (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein) and (y) supporting schedules reconciling such consolidated balance sheet and related statements of operations, cash flows and owners’ equity with the consolidated financial position and results of operations of the Borrower for the relevant period;

(c)   (i) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form attached hereto as Exhibit I (x) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) commencing with the fiscal quarter ending September 30, 2007, setting forth computations in detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the Total Leverage Ratio and (ii) concurrently with any delivery of financial statements under paragraph (a) above, (A) a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default under Section 6.10 (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations, and may be subject to other customary qualifications) and (B) a certificate of a Financial Officer of the Borrower commencing with the 2007 Excess Cash Flow Period, setting forth the amount, if any, of Excess Cash Flow for the Excess Cash Flow Period then ended and the Available Excess Cash Flow Amount as of the date of such certificate, in each case together with the calculation thereof in reasonable detail;

(d)   promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of its Subsidiaries with the SEC or any securities exchange, or after an initial public offering, distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(e)   within 90 days after the beginning of each fiscal year, a detailed consolidated and consolidated quarterly budget for such fiscal year (including a projected consolidated and consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year (to the extent that such revisions have been approved by the Borrower’s board of directors (or equivalent governing body)), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to such Financial Officer’s knowledge, the Budget is a reasonable estimate for the period covered thereby;

(f)    promptly, a copy of the final management letter of independent accountants submitted to the board of directors (or equivalent governing body) or any committee thereof of any of the Borrower or any Restricted Subsidiary in connection with the annual audit made by independent accountants of the books of the Borrower or any such Restricted Subsidiary;

(g)   promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)   together with the delivery of the annual compliance certificate required by Section 5.04(c), deliver an updated Collateral Questionnaire reflecting all changes since the date of the information most recently received pursuant to this paragraph (i) or Section 5.09(f); and

(i)    in connection with each annual renewal of the insurance policies referred to in Section 5.02, an insurance broker’s certificate evidencing the insurance coverage maintained by the Loan Parties and a certificate by the Borrower that such insurance is in compliance with the insurance coverage required by the Loan Documents; and

(j)    promptly, from time to time, such other information regarding the operations, Collateral, business affairs and financial condition of Holdings, the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender or Agent).

SECTION 5.05.              Litigation and Other Notices.  Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a)   any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)   the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)   the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(d)   any other development specific to Holdings, the Borrower or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06.              Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07.              Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.  Upon the request of Administrative Agent permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of its Subsidiaries at reasonable times during normal business hours, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, that the Borrower shall have the right to have one or more of its designees present during any discussions with its independent accountants and provided, further, that the Administrative Agent shall not exercise its rights under this Section 5.07 more than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense.  To the extent practicable and so long as no Event of Default has occurred and is continuing, the Administrative Agent agrees to use commercially reasonable efforts to coordinate and otherwise to conduct the foregoing visits and inspections so as to avoid creating unreasonable burdens upon management of the Borrower and its Subsidiaries.

SECTION 5.08.              Compliance with Environmental Laws.  (a)  Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws.  This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the Borrower and any affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect

(b)   Except as could not reasonably be expected to have a Material Adverse Effect,  generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to any Borrower or any of its Restricted Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Borrower or any of its Restricted Subsidiaries.

SECTION 5.09.              Further Assurances; Mortgages.  (a)  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)   If any asset (including any fee owned real property (other than real property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million is acquired by Holdings, the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (c) or paragraph (g) below.

(c)   Upon the request of the Administrative Agent, grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent for the benefit of the Secured Parties security interests and mortgages in such owned real property of the Borrower or any such Subsidiary Loan Parties acquired after the Closing Date and having a value at the time of acquisition in excess of $5.0 million pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, a

“Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02.  Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage, the Borrower shall deliver (at its expense) to the Administrative Agent  and Collateral Agent contemporaneously therewith (i) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (ii) the legal opinions of local U.S. counsel in the state where such real property is located, in form and substance reasonably satisfactory to the Administrative Agent.

(d)   If any additional direct or indirect Restricted Subsidiary of Holdings is formed or acquired after the Closing Date and if such Subsidiary  is a Subsidiary Loan Party, concurrently with the delivery of financial statements pursuant to Section 5.04(a) or (b), notify the Administrative Agent, the Collateral Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary Loan Party owned by or on behalf of any Loan Party.

(e)   If any additional Foreign Subsidiary of Holdings is formed or acquired after the Closing Date and if such Subsidiary is a “first tier” Foreign Subsidiary, concurrently with the delivery of financial statements pursuant to Section 5.04(a) or (b), notify the Administrative Agent, the Collateral Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall reasonably agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party.

(f)   (i) Furnish to the Administrative Agent prompt written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Holdings nor the Borrower shall effect or permit any such change unless all filings have been made, or will have been made by the Administrative Agent within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g)   The Collateral and Guarantee Requirement and the provisions of this Section 5.09 need not be satisfied with respect to (i) any Equity Interests if, and to the extent that, and for so long as doing so would violate, applicable law or, other than in the case of Wholly-Owned Subsidiaries, a contractual obligation binding on such Equity Interests, (ii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate applicable law or a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01 that is secured by a Lien permitted pursuant to Section 6.02); (ii) any cash, cash equivalents or deposit accounts or securities accounts, (iii) any motor vehicles or similar property subject to state law certificate of title statutes, (iv) other assets as to which the Administrative Agent determines, in its reasonable discretion, that the costs of obtaining a perfected security interest are excessive in relation to the value of the security to be afforded thereby and (v) other assets which the Administrative Agent, in consultation with the Borrower, determines, in its reasonable discretion, should be excluded taking into account the practical operations of the Borrower’s business and its client relationships.

SECTION 5.10.              Fiscal Year; Accounting.  In the case of Holdings and the Borrower, cause its fiscal year to end on December 31.

SECTION 5.11.              Maintenance of Ratings.  At all times use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to the Facilities.

SECTION 5.12.              Interest Rate Protection.  Within 90 days after the Closing Date, the Borrower will enter into, and thereafter for a period of not less than two years (which may be satisfied with a combination of Eurocurrency Borrowings hereunder (and as defined in the First Lien Credit Agreement) with an Interest Period of 12 months and a forward Swap Agreement that effectively fixes the rate of interest for a continual period of not less than two years) will maintain in effect, one or more Swap Agreements for interest rate protection, provided that not more than 50% of the sum of the outstanding Loans under the Term Facilities and the Term Facility (as defined in the First Lien Credit Agreement) of the Borrower and its Subsidiaries as of the Closing Date shall be required to be subject to such Swap Agreements or bear interest at a fixed rate of interest.

SECTION 5.13.              Use of Proceeds.  Use the proceeds of the Term Loans made on the Closing Date solely to consummate the Transactions (including the payment of Transaction Costs).

SECTION 5.14.              Certification of Public Information.  Concurrently with the delivery of any document or notice required to be delivered pursuant to any Loan Document, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information.  The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.15 or otherwise are being distributed through IntraLinks/IntraAgency, Syndtrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.15 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.

ARTICLE VI

Negative Covenants

Each of Holdings (solely as to Section 6.08(a)) and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment or has been made or, in the case of indemnifications, no notice been given or reasonably satisfactory arrangements have otherwise been made) have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not and will not permit any of its Restricted Subsidiaries to (and Holdings as to Section 6.08(a), will not):

SECTION 6.01.              Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)   Indebtedness created hereunder and under the other Loan Documents;

(b)   Indebtedness pursuant to Swap Agreements permitted by Section 6.11;

(c)   Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar obligations to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 60 days following such incurrence;

(d)   Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary (including pursuant to the Intercompany Note), provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to the Loan Parties shall be permitted under Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations pursuant to the subordination terms set forth in the Intercompany Note;

(e)   Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f)    Cash Management Obligations (as defined in the First Lien Credit Agreement) and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(g)   (i) Indebtedness assumed or acquired in connection with Permitted Business Acquisitions, which Indebtedness in each case, exists at the time of such Permitted Business Acquisition and is not created in contemplation of such event, the aggregate principal amount thereof at the time of such acquisition or assumption together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (g) and the Remaining Present Value of leases permitted under Section 6.03 does not exceed the greater of (x) $86.25 million and (y) an amount equal to 11.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination for which financial statements are available; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(h)   Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings) incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (g) of this Section 6.01, this paragraph (h) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed the greater of (x) $86.25 million and (y) an amount equal to 11.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination for which financial statements are available;

(i)    Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(j)    First Lien Indebtedness and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(k)   Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of the Borrower described in paragraph (j), (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party or (iv) by any Restricted Subsidiary that is not a Loan Party of Holdings and its Subsidiaries to the extent, in the case of clauses (iii) and (iv), such Guarantees are permitted by Section 6.04(b), (j), (m), (o) or (q); provided that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(k) of any other Indebtedness of a person that is subordinated to the Obligations shall be expressly subordinated to the Obligations on terms not materially less favorable to the Lenders as those contained in the subordination of such other Indebtedness to the Obligations;

(l)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets (including Equity Interests of Subsidiaries) of the Borrower or any Subsidiary permitted by Section 6.04 or Section 6.05, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business or assets for the purpose of financing such acquisition;

(m)  Indebtedness supported by a letter of credit, under the First Lien Credit Agreement;

(n)   Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)   (i) Permitted Debt Securities and (ii) Permitted Refinancing Indebtedness in respect thereof; provided that, in the case of clause (i), after giving effect to any such incurrence, no Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the Total Leverage Ratio on a Pro Forma Basis;

(p)   other Indebtedness of the Borrower or any Restricted Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the sum of $57.5 million plus the amount by which (A) the greater of (x) $86.25 million and (y) an amount equal to 11.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination for which financial statements are available exceeds (B) the sum of all

Indebtedness outstanding pursuant to paragraphs (h) and (i) of this Section 6.01 plus the Remaining Present Value of leases permitted under Section 6.03;

(q)   Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r)    letters of credit or bank guarantees (other than letters of credit issued pursuant to the First Lien Credit Agreement) having an aggregate face amount not to exceed $17.25 million outstanding at any time;

(s)   Indebtedness incurred by the Borrower and its Restricted Subsidiaries representing (i) deferred compensation to directors, officers, employees, members of management and consultants of such person in the ordinary course of business or (ii) deferred compensation or other similar arrangements in connection with the Transactions or any Permitted Business Acquisition;

(t)    Indebtedness consisting of promissory notes issued by the Borrower and its Restricted Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.05;

(u)   Indebtedness in respect of letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business; and

(v)   all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in paragraphs (a) through (u) above.

SECTION 6.02.              Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)   Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02 or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $1.15 million in the aggregate and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b)   any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)   any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(g), provided that such Lien (i) in the case of Liens securing Capital Lease Obligations, applies solely to the assets securing such Indebtedness immediately prior to the consummation of the related Permitted Business Acquisition and after acquired property, to the extent required by the documentation governing such Indebtedness (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof; provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates), (ii) in the case of Liens securing Indebtedness other than Capital Lease Obligations or purchase money Indebtedness, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person (which person shall own no property other than the property acquired in such Permitted Business Acquisition), (iii) in the case of clause (i) and clause (ii), such Lien is not created in contemplation of or in connection with such acquisition or assumption and (iv) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)   Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than 30 days or, if more than 30 days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) the aggregate amount of which is not in excess of $5.75 million;

(e)   landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or, if more than 30 days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) the aggregate amount of which is not in excess of $5.75 million;

(f)    (i) pledges and deposits made (including obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to the Borrower or any Subsidiary provided by such insurance carriers;

(g)   deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations and similar obligations of a like nature (including letters of credit, bank guarantees or similar instruments in lieu of any such items or to support the issuance thereof) incurred in the ordinary course of business, including those incurred pursuant to Environmental Laws in the ordinary course of business;

(h)   zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)    Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased or repaired by the Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(h) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within 270 days after such acquisition, lease, completion of construction or repair or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by the Borrower or any Restricted Subsidiary in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates);

(j)    Liens arising out of sale and lease-back transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds or products thereof and related property;

(k)   Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)    Liens disclosed by the title insurance policies delivered pursuant to Section 5.09 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)  any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(n)   Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business;

(o)   Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)   Liens securing obligations in respect letters of credit permitted under Section 6.01(c), (e), (r) and (u);

(q)   (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)   Liens (i) solely on any cash earnest money deposits or Permitted Investments made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Business Acquisition and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(t)    Liens arising from precautionary UCC financing statements regarding operating leases or consignment or bailee arrangements;

(u)   Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof arising out of such repurchase transaction;

(v)   Liens securing obligations under the First Lien Loan Documents;

(w)  Liens on Equity Interests in Joint Ventures or Unrestricted Subsidiaries securing obligations of such Joint Venture or Unrestricted Subsidiaries, as applicable;

(x)    Liens in favor of the Borrower or its Restricted Subsidiaries securing Indebtedness permitted under Section 6.04(b);

(y)   Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business; and

(z)    other Liens with respect to property or assets of the Borrower or any Restricted Subsidiaries; provided that the amount of the Indebtedness or other obligations secured by such Liens does not exceed $28.75 million at any time.

SECTION 6.03.              Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property (i) owned by the Borrower or any Domestic Subsidiary which is a Restricted Subsidiary that is acquired, leased, repaired or improved after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition, lease, repair or improvement of such property or (ii) owned by any Foreign Subsidiary which is a Restricted Subsidiary regardless of when such property was acquired or (b) with respect to any property owned by the Borrower or any Domestic Subsidiary which is a Restricted Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (g) and (h) of Section 6.01 and the Remaining Present

Value of outstanding leases previously entered into under this Section 6.03(b)) would not exceed the greater of (x) $86.25 million and (y) an amount equal to 11.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination for which financial statements are available.

SECTION 6.04.              Investments, Loans and Advances.  Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in any other person, or make a designation of a Restricted Subsidiary as an Unrestricted Subsidiary of (each, an “Investment”), except:

(a)   the Transactions;

(b)   Investments by the Borrower or any Restricted Subsidiary in the Equity Interests of the Borrower or any Subsidiary as a result of intercompany loans or Guarantees of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that the sum of Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof, but net in the case of intercompany loans) after the Closing Date by the Borrower and the Subsidiary Loan Parties in Subsidiaries (including Foreign Subsidiaries of the Borrower) that are not Subsidiary Loan Parties shall not exceed an aggregate net amount equal to (x) $40.25 million (plus any return of capital actually received in cash by the Borrower or any Subsidiary Loan Party in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this clause(b)(y); and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c)   Permitted Investments and investments that were Permitted Investments when made;

(d)   Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05 (excluding Section 6.05(e));

(e)   (i) loans and advances to directors, officers, employees, members of management or consultants of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business not to exceed $8.625 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to directors, officers, employees, members of management or consultants in the ordinary course of business;

(f)    accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(g)   Investments under Swap Agreements permitted pursuant to Section 6.11;

(h)   Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.04;

(i)    Investments resulting from pledges and deposits permitted by Section 6.02(f) and (g);

(j)    Investments constituting Permitted Business Acquisitions;

(k)   Guarantees (i) permitted by Sections 6.01(k) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(l)    Investments received in connection with the bankruptcy or reorganization of any person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(m)  Investments of the Borrower or any Restricted Subsidiary acquired after the Closing Date or of a person merged into or consolidated with the Borrower or a Restricted Subsidiary, in each case, in accordance with Section 6.05 (other than Section 6.05(e)), after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.04;

(n)   acquisitions by the Borrower of obligations of one or more directors, officers, employees, members or management or consultants of Holdings, the Borrower or its Subsidiaries in connection with such person’s acquisition of Equity Interests of Holdings (or its Parent Entity), so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o)   Investments in Holdings in amounts and for purposes for which dividends or distributions to Holdings are permitted under Section 6.06;

(p)   Investments consisting of Indebtedness, Liens, Sale and Lease-Back Transactions, mergers, consolidations, sales of assets and acquisition and dividends and distributions permitted under Section 6.01, 6.02, 6.03, 6.05 and 6.06; and

(q)   other Investments by the Borrower or any Restricted Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) $57.5 million, (plus any returns of capital actually received in cash by the relevant investor in respect of investments theretofore made by it pursuant to this paragraph (q)) plus (ii) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(q); provided that, with respect to clause (ii), any such Investment in an Unrestricted Subsidiary may not be used to pay or facilitate the payment of a dividend or any other distribution to the ultimate shareholder of any Parent Entity unless such dividend or other distribution is otherwise permitted by Section 6.06(e).

SECTION 6.05.              Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary of the Borrower, except that this Section shall not prohibit:

(a)   (i) the sale of inventory in the ordinary course of business by the Borrower or any Restricted Subsidiary, (ii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Restricted Subsidiary, (iii) the leasing or subleasing of real property in the ordinary course of business by the Borrower or any Restricted Subsidiary or (iv) the sale of or other disposition of Permitted Investments in the ordinary course of business;

(b)   if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary of Holdings (which shall either be (A) newly formed expressly for the purpose of such transaction and which owns no assets or (B) a Subsidiary of the Borrower) into the Borrower in a transaction in which the Borrower is the surviving or resulting entity or the surviving or resulting person expressly assumes the obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent, (ii) the merger or consolidation of any Subsidiary with or into any other Subsidiary; provided that in a transaction involving (A) the Borrower or (B) any Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving or resulting person or such transaction shall be an Investment permitted by Section 6.04 or (iii) the liquidation or dissolution of any Restricted Subsidiary (other than the Borrower) or change in form of entity of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower;

(c)   sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party shall be made in compliance with Section 6.04 and Section 6.07;

(d)   Sale and Lease-Back Transactions permitted by Section 6.03;

(e)   Liens permitted by Section 6.02, Investments permitted by Section 6.04, and dividends, distributions, redemptions and repurchases permitted by Section 6.06;

(f)    the sales, transfers or other dispositions of receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)   sales, transfers, leases or other dispositions of assets by the Borrower or any Restricted Subsidiary not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) shall not exceed during any fiscal year $28.75 million with any unused amount to be carried forward to the succeeding 730 days; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(h)   sales, transfers, leases or other dispositions by the Borrower or any Restricted Subsidiary of assets that were acquired in connection with an acquisition permitted hereunder (including, without limitation, Permitted Business Acquisitions); provided that any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within 270 days of the date such assets were acquired by the Borrower or such Subsidiary; and provided further that, on a Pro Forma Basis for such disposition of a line of business or manufacturing facility and the consummation of such Permitted Business Acquisition, the Borrower and its Restricted Subsidiaries are in compliance with the Total Leverage Ratio;

(i)  any merger or consolidation in connection with an Investment permitted under Section 6.04 (including any Subsidiary Redesignation or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that (i) if the continuing or surviving person is a Restricted Subsidiary, such Restricted Subsidiary shall have complied with its obligations under Section 5.09, (ii) in the case of a transaction, the purpose of which is a Subsidiary Redesignation or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such transaction must be consummated in compliance with Section 6.04, and (iii) if the Borrower is a party thereto, the Borrower shall be the continuing or surviving person or the continuing or surviving person shall assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent;

(j)    licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(k)   sales, leases or other dispositions of inventory of the Borrower and its Restricted Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of its Subsidiaries;

(l)    Permitted Business Acquisitions;

(m)  the issuance of Qualified Capital Stock by the Borrower;

(n)   sales of Equity Interests of any Subsidiary of the Borrower; provided that, in the case of the sale of the Equity Interests of a Subsidiary Loan Party, the purchaser shall be the Borrower or another Subsidiary Loan Party or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(d));

(o)   sales, transfers, leases and other dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property;

(p)   leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(q)   transfers of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(r)    sales, transfers, leases and other dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries;

(s)   sales, transfers, leases and other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(t)    sales, transfers, leases and other dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers,

employees, members of management, or consultants of the Borrower and its Restricted Subsidiaries;

(u)   voluntary terminations of Swap Agreements;

(v)   the expiration of any option agreement in respect of real or personal property;

(w)  sales, transfers, leases and other dispositions of Unrestricted Subsidiaries;

(x)    any Restricted Subsidiary of the Borrower may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a sale, lease, transfer or other disposition of assets otherwise permitted under this Section 6.05; and

(y)  sales, transfers, leases and other dispositions permitted by Section 6.04 (other than Section 6.04(p)) and Section 6.06 (other than Section 6.06(h)) and Liens permitted by Section 6.02.

Notwithstanding anything to the contrary contained above in this Section 6.05, (i) no sale, transfer or other disposition of assets in excess of $5.75 million shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions pursuant to clause (b), (c), (l), (r), (s) or (t)) unless such disposition is for fair market value and (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (d) or (k) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iii) no sale, transfer or other disposition of assets in excess of $5.75 million shall be permitted by paragraph (g) or (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of the 75% cash consideration requirement in the foregoing clauses (ii) and (iii), (x) the amount of any Indebtedness of the Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets and (y) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such sale transfer or disposition shall be deemed to be cash.

SECTION 6.06.              Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares); provided, however, that:

(a)   any Restricted Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Borrower or to any Restricted Subsidiary of the Borrower (which, in the case of non-Wholly Owned Subsidiaries, shall be made (x) to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests or (y) to the extent required by agreements set forth on Schedule 6.07);

(b)   the Borrower may declare and pay dividends or make other distributions as shall be necessary to allow Holdings (or any Parent Entity) (i) to pay operating expenses in the ordinary course of business and other corporate overhead, legal, accounting and other professional fees and expenses, (ii) to pay fees and expenses related to any debt or equity offering, investment or acquisition permitted hereunder (whether or not successful), (iii) to pay  franchise or similar taxes and other fees and expenses reasonably required in connection with the maintenance of its existence and its ownership of the Borrower and in order to permit Holdings to make payments (other than cash interest payments) which would otherwise be permitted to be paid by the Borrower under Section 6.07(b), (iv) to finance any Investment permitted to be made under Section 6.04; provided, that (A) such dividend or distribution under this clause (iv) shall be made substantially concurrently with the closing of such Investment and (B) the Parent Entity shall, immediately following the closing thereof cause all property acquired to be contributed to the Borrower or one of its Restricted Subsidiaries or the merger of the person formed or acquired into the Borrower or one of its Restricted Subsidiaries in order to consummate such Investment; and (v) the proceeds of which shall be used by any Parent Entity to pay customary salary, bonus and other benefits payable to directors, officers, employees, members of management or consultants of the Parent Entity to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of the Borrower and its Subsidiaries;

(c)   the Borrower may declare and pay dividends or make other distributions the proceeds of which are used to purchase or redeem (i) the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, officers, employees, members of management or consultants of Holdings, the Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) or by any Plan, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $8.625 million (plus the sum of the amount of (x) net proceeds received by the Borrower during such fiscal year from sales of Equity Interests of any Parent Entity to directors, officers, employees, members of management or consultants of Holdings, the Borrower or any Subsidiary (or the estate, heirs, family members, spouse or former spouse of any of the foregoing), or any Plan and (y) net proceeds of any key-man life insurance policies received during such fiscal year), which, if not used in any year, may be carried forward to the next subsequent fiscal year and (ii) fractional shares of stock;

(d)   the Borrower may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options;

(e)   the Borrower may pay dividends or make distributions to Holdings in an aggregate amount equal to (i) $40.25 million plus (ii) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.06(e)(ii); provided that, with respect to clause (ii), at the time of such dividend or distribution and after giving effect thereto and to any borrowing in connection therewith, the Total Senior Secured Leverage Ratio on a Pro Forma Basis does not exceed 5.50:1.00 and, with respect to both clause (i) and clause (ii), no Default or Event of Default has occurred and is continuing;

(f)    the Borrower and any Subsidiary may pay dividends or other distributions to any direct or indirect member of an affiliated group of corporations that files a consolidated U.S. federal tax return with the Borrower in accordance with the Tax Sharing Agreement (the “Tax Distributions”), provided that, such Tax Distributions shall not exceed the amount that the Borrower or the Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Borrower or the Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(g)   the Borrower may make dividends and distributions with the net proceeds of any issuance of Qualified Capital Stock after the Closing Date; and

(h)   to the extent constituting a dividend and other distribution permitted under this Section 6.06, the Borrower and its Restricted Subsidiaries may enter into the transactions expressly permitted by Section 6.05 (other than Section 6.05(e)) or Section 6.07.

SECTION 6.07.              Transactions with Affiliates.  (a)  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided that this clause (ii) shall not apply to (A) the payment to the Permitted Investors of the monitoring and management fees, transactions fees and expenses permitted under the Management Agreement or (B) the indemnification of directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower and its Subsidiaries in accordance with customary practice.  Any transaction or series of related transactions involving the payment of less than $2.30 million with any such Affiliate shall be deemed to have satisfied the standard set forth in clause (ii) above if such transaction is approved by a majority of the Disinterested Directors of the board of managers (or equivalent governing body) of any Parent Entity, the Borrower or such Restricted Subsidiary.

(b)   The foregoing paragraph (a) shall not prohibit,

(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Entity,

(ii)   loans or advances to directors, officers, employees, members of management or consultants of Holdings, the Borrower or any of its Subsidiaries permitted or not prohibited by Section 6.04,

(iii)   transactions among Holdings, the Borrower and the Subsidiary Loan Parties and transactions among the Subsidiary Loan Parties otherwise or not prohibited by the Loan Documents,

(iv)   the payment of fees and indemnities to directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower and its Restricted Subsidiaries in the ordinary course of business,

(v)   transactions pursuant to the Transaction Documents and permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi)   (A) any employment or severance agreements or arrangements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto,

(vii)   dividends, distributions, redemptions and repurchases permitted under Section 6.06,

(viii)   any purchase by Holdings of or contributions to, the equity capital of the Borrower; provided that all Equity Interests of the Borrower shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement,

(ix)   payments by the Borrower or any of its Restricted Subsidiaries to the Permitted Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors (or equivalent governing body) of the Borrower, in good faith,

(x)   transactions among the Borrower and its Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xi)   any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii)   the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by the Transaction Documents, including fees to the Permitted Investors,

(xiii)   Guarantees permitted by Section 6.01,

(xiv)   the issuance and sale of Qualified Capital Stock or Permitted Debt Securities,

(xv)   transactions with Joint Ventures for the purchase or sale of goods and services entered into in the ordinary course of business,

(xvi)   transactions pursuant to the Tax Sharing Agreement; and

(xvii)   the payment of fees and expenses, and the making of indemnification payments pursuant to, the Managements Agreements.

SECTION 6.08.              Business of Holdings, the Borrower and the Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a)   in the case of Holdings, (A) ownership and acquisition of Equity Interests in the Borrower, together with activities directly related thereto, (B) performance of its obligations under and in connection with the Loan Documents, the First Lien Loan Documents (and Permitted Refinancing Indebtedness in respect thereof) and the other agreements contemplated hereby and thereby, (C) actions incidental to the consummation of the Transactions, (D) the incurrence of and performance of its obligations related to Indebtedness and Guarantees incurred by Holdings after the Closing Date and that is directly related to the other activities referred to in, or otherwise permitted by, this Section 6.08(a)

including the payment by Holdings of dividends or other distributions in respect of its Equity Interest including as referred to in clause (F), (E) actions required by law to maintain its existence, (F) the payment of dividends and the making of other distributions and taxes, (G) the issuance of Equity Interests and (H) activities incidental to its maintenance and continuance and to the foregoing activities, or

(b)   in the case of the Borrower and any Restricted Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Notwithstanding anything to the contrary contained in herein, Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in the Borrower (other (i) than Liens created by the Collateral Documents and the First Lien Collateral Documents, (ii) Liens arising by operation of law that would be permitted under Section 6.02(d) or (iii) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of the Borrower to any Parent Entity that becomes a Loan Party and agrees to be bound by this Section 6.08).

SECTION 6.09.              Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.  (a)  Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Holdings, the Borrower or any of the Subsidiary Loan Parties, the Management Agreements or the Merger Agreement.

(b)   Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Permitted Debt Securities or any Permitted Refinancing Indebtedness in respect thereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Debt Securities or any Permitted Refinancing Indebtedness in respect thereof (except for Refinancings otherwise permitted by Section 6.01(j) or (o), except for payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof; provided, however, that the Borrower may at any time and from time to time repurchase, redeem, acquire, cancel or terminate all or any portion of any Permitted Debt Securities with the cash proceeds of Qualified Capital Stock issued by the Borrower, so long as such proceeds are not included in any determination of the Available Basket Amount, and do not constitute a Specified Equity Contribution the proceeds of which are applied as contemplated by Section 7.02; or

(i)   Amend or modify, or permit the amendment or modification of, any provision of any Permitted Debt Securities or any Permitted Refinancing Indebtedness in respect thereof, or any agreement relating thereto, other than amendments or modifications that are not materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders; or

(ii)   Amend or modify, or permit the amendment or modification of, any provision of the First Lien Loan Documents except to the extent not prohibited under the Intercreditor Agreement.

(c)   Permit the Borrower or any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) the Borrower or any Restricted Subsidiary or

(ii) the granting of Liens pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)          restrictions imposed by applicable law;

(B)           contractual encumbrances or restrictions in effect on the Closing Date (including under the First Lien Loan Documents) or contained in any agreements related to any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, or any such encumbrances or restrictions in any agreements relating to any Permitted Debt Securities issued after the Closing Date or Permitted Refinancing Indebtedness in respect thereof, in each case so long as the scope of such encumbrance or restriction is no more expansive in any material respect than any such encumbrance or restriction in effect on the Closing Date (or the date of issuance as the case may be), or any agreement (regardless of whether such agreement is in effect on the Closing Date) providing for the subordination of Subordinated Intercompany Debt;

(C)           any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(D)          customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures entered into in the ordinary course of business;

(E)           any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)           customary provisions contained in leases, subleases, licenses or sublicenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)           customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H)          customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)            customary restrictions and conditions contained in any agreement relating to the sale of any asset or person permitted under Section 6.05 pending the consummation of such sale;

(J)            customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(K)          customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(L)           any agreement in effect at the time such person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary; or

(M)         restrictions contained in any documents documenting Indebtedness of any Foreign Subsidiary permitted hereunder.

SECTION 6.10.              Total Leverage Ratio.  Permit the Total Leverage Ratio for any Test Period ending on the last day of any fiscal quarter occurring in any period set forth below, to be in excess of the ratio set forth below for such period.

Period	Ratio
October 1, 2007 to December 31, 2007	9.00 to 1.00
January 1, 2008 to March 31, 2008	9.00 to 1.00
April 1, 2008 to June 30, 2008	8.75 to 1.00
July 1, 2008 to September 30, 2008	8.50 to 1.00
October 1, 2008 to December 31, 2008	8.00 to 1.00
January 1, 2009 to March 31, 2009	8.00 to 1.00
April 1, 2009 to June 30, 2009	7.75 to 1.00
July 10, 2009 to September 30, 2009	7.50 to 1.00
October 1, 2009 to December 31, 2009	7.00 to 1.00
January 1, 2010 to March 31, 2010	7.00 to 1.00
April 1, 2010 to June 30, 2010	6.75 to 1.00
July 1, 2010 to September 30, 2010	6.50 to 1.00
October 1, 2010 to December 31, 2010	6.00 to 1.00
January 1, 2011 to March 31, 2011	6.00 to 1.00
April 1, 2011 to June 30, 2011	5.75 to 1.00
July 1, 2011 to September 30, 2011	5.50 to 1.00
Thereafter	5.00 to 1.00

If the Borrower or a Restricted Subsidiary intends to take any Restricted Action prior to the date on which the Borrower first would be required to deliver a compliance certificate pursuant to Section 5.04(a), then, for purposes of determining compliance with the Total Leverage Ratio, the applicable Total Leverage Ratio shall be 9.00:1.00 and EBITDA shall be measured for the most recent four fiscal quarter period for which quarterly financial statements are available.

SECTION 6.11.              Swap Agreements.  Enter into any Swap Agreement, other than (a) Swap Agreements entered into in the ordinary course of business (and not for speculative purposes) to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary (and not for speculative purposes).

SECTION 6.12.               Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding (a) for the period from the Closing Date to December 31, 2006, $17.25 million; and for each fiscal year thereafter $34.5 million plus (b) plus the average Capital Expenditures of any person acquired in connection with a Permitted Business Acquisition for three fiscal years immediately preceding such Permitted Business Acquisition multiplied by 1.25.  Notwithstanding anything to the contrary in the preceding sentence, (a) to the extent that the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries in any fiscal year pursuant to the preceding sentence is less than the amount permitted for such fiscal year, the amount of the difference may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year (the “Carryforward Amount”) and (b) if the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries in any fiscal year is greater than the amount otherwise available for Capital Expenditures in such fiscal year (including the Carryforward Amount), an amount up to 100% of the amount otherwise available in the immediately succeeding fiscal year pursuant to the preceding sentence may be reallocated to such current fiscal year so long as the base amount of Capital Expenditures permitted in the preceding sentence during the next succeeding fiscal year shall be reduced by such amount carried back.

ARTICLE VII

Events of Default

SECTION 7.01.              Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(a)   any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party in any Loan Document, or in any certificate or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Loan Documents or furnished by Holdings, the Borrower or any other Loan Party;

(b)   default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)   default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)   default shall be made in the due observance or performance by Holdings, the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings or the Borrower), 5.05(a) or in Article VI;

(e)   default shall be made in the due observance or performance by Holdings, the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)    (i) any event or condition occurs that (A) results in the First Lien Indebtedness or any other Indebtedness in excess of $28.75 million becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of First Lien Indebtedness or any other Indebtedness in excess of $28.75 million or any trustee or agent on its or their behalf to cause any First Lien Indebtedness or any other Indebtedness in excess of $28.75 million to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and which, with respect to this clause (B) has continued unremedied for a period of 60 consecutive days or (ii) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to pay the principal of any Indebtedness in excess of $28.75 million at the stated final maturity thereof; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder;

(g)   there shall have occurred a Change in Control;

(h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of its Restricted Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its Restricted Subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any Restricted Subsidiary (except, in the case of any Restricted Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)    the failure by Holdings, the Borrower or any Restricted Subsidiary to pay one or more final judgments aggregating in excess of $28.75 million (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k)   (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer

Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) Holdings, the Borrower or any Restricted Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)    (i) any Loan Document shall for any reason cease to be, or shall be asserted in writing by Holdings, the Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Holdings, the Borrower or any other Loan Party not to be (other than in a notice to the Administrative Agent or the Collateral Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent (x) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority, (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, (iv) the Obligations of the Borrower or the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties shall cease to constitute senior indebtedness under the subordination provisions of any indenture or other instruments, agreements and documents evidencing or governing any Permitted Debt Securities in excess of $28.75 million or such subordination provisions shall be invalidated or otherwise cease (in each case so long as such indenture, instrument, agreement or document is then in effect), or shall be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Borrower, take any or all of the following actions, at the same or different times:  declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02.              Holdings’s Right to Cure.

(a)  Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the Total Leverage Ratio, until the expiration of the 20th day subsequent to the date the certificate calculating the Total Leverage Ratio is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to issue Qualified Capital Stock for cash (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Specified Equity Contribution”) the Total Leverage Ratio shall be recalculated giving effect to the following pro forma adjustments:

(i)  EBITDA shall be increased, solely for the purpose of determining compliance with Section 6.10 and not for any other purpose under this Agreement (including taking any Restricted Action), by an amount equal to the Specified Equity Contribution; and

(ii)  if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Total Leverage Ratio, the Borrower shall be deemed to have satisfied the requirements of the Total Leverage Ratio as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Total Leverage Ratio that had occurred shall be deemed cured for this purposes of this Agreement.

(b)  Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter with respect to which the Cure Right is not exercised, (ii) in each eight fiscal quarter period, there shall be a period of at least four consecutive fiscal quarters with respect to which the Cure Right is not exercised and (iii) the Specified Equity Contribution shall be no greater than the amount required for purposes of complying with the Total Leverage Ratio.

ARTICLE VIII

The Agents

SECTION 8.01.              Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender and Wilmington Trust Company as Collateral Agent of such Lender under this Agreement and the other Loan Documents and the Collateral Agent, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent, as applicable.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.  Without limiting the foregoing, each Lender irrevocably appoints the Collateral Agent to act as the “Second Lien Collateral Agent” under the

Intercreditor Agreement and authorizes and directs the Collateral Agent to execute, deliver and perform the Intercreditor Agreement on such Lender’s behalf and each such Lender agrees to be bound by the terms thereof.

SECTION 8.02.              Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03.              Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Neither any Agent nor any of their Related Parties shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for (or have any duty to ascertain or acquire into) any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or any Related Party under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not (x) be subject to any fiduciary or other implied duties regardless of whether a Default has occurred and is continuing and (y) except as expressly set forth in the Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its affiliates in any capacity.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04.              Reliance by Agents.  The Agents and their respective Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, fax, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Agents.  The Agents and their Related Parties may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Agents and their Related Parties shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as any such person deems appropriate or such person shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by such person by reason of taking or continuing to take any such action.  The Agents and their respective Related Parties shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders) (or, in the case of the Collateral Agent, in accordance with a request from the Administrative Agent), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05.              Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders.  The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed in writing by the Required Lenders (or, if so specified by this Agreement, all Lenders (or, in the case of the Collateral Agent, as directed in writing the Administrative Agent)); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06.              Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agents or respective Related Parties.

SECTION 8.07.              Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such and its Related Parties (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), each in an amount equal to its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including, without limitation, attorneys fees) that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent and/or its or their Related Parties in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent and/or its or their Related Parties under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08.              Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09.              Successor Agent.  The Administrative Agent or the Collateral Agent may resign as Administrative Agent or Collateral Agent, as applicable, upon 30 days’ notice to the Lenders and the Borrower.  If either the Administrative Agent or the Collateral Agent shall resign in such capacity under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 7.01 (h) or (i)(i), (ii), (iii) or (iv) above shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent as the case may be, and the term “Administrative Agent” or “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 30 days following a retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that nothing herein shall require that the Collateral Agent resign or retire from its role as collateral agent under any Security Document whether referred to therein collateral agent or any analogous term therein.  After any retiring Administrative Agent’s resignation as Administrative Agent or Collateral Agent’s retiring as Collateral Agent, the provisions of this Article VIII shall inure to its benefit and to the benefit of its officers, directors, employees, agents, attorneys-in-fact and affiliates as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents.

SECTION 8.10.              Syndication Agent and Documentation Agent.  Neither the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.11.              Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 8.12.              Collateral Matters, Collateral Agent’s Duties.  The Collateral Agent is authorized on behalf of all the Lenders and the other Secured Parties, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, trades or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to create or preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC-1 Financing Statements, UCC Continuation Statements or any amendments thereto).  The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.  Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Collateral Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

ARTICLE IX

Miscellaneous

SECTION 9.01.              Notices.  (a)  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)  if to any Loan Party, to Generac Power Systems, Inc., Highway 59 and Hillside Road, P.O. Box 8, Waukesha Wisconsin, 53187, attention Aaron Jagdfeld, York Ragen and Joseph Kavalary, Telecopier: (262) 968-9372, with a copy to GPS CCMP Merger Corp. c/o CCMP Capital Advisors, LLC, 245 Park Avenue, 16th Floor, New York, NY, 10167-2403, attention: Stephen McKenna, Telecopier: (212) xxx-xxxx, with a copy to Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201-6950, Attention Angela L. Fontana, Telecopier: (214) 746-7777;;

(ii)  if to the Administrative Agent, to JPMorgan Chase Bank, N.A, 1111 Fannin 10th Floor, Houston, TX 77002, Attention: Bammy Adedugbe, Telecopier: (713) 750-2228.

(iii)  if to a Lender, to it at the address or fax number set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above)

electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.              Survival of Agreement.  All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans, the execution and delivery of the Loan Documents, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)) payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the termination of the Commitments or this Agreement limited in the manner set forth herein, or the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document.

SECTION 9.03.              Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04.              Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)    Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more Eligible Assignees (other than to any Disqualified Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Affiliate of a Lender, or if an Event of Default under Section 7.01(b), (c), (h) or (i)(i), (ii), (iii) or (iv) has occurred and is continuing.

(ii)  Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i)(i), (ii), (iii) or (iv) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any.

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500; and

(C)           the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(iii)  Subject to acceptance and recording thereof pursuant to clause (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05, as well as any Fees accrued for its account and not yet paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax forms, and any written consent to such assignment required by clause (i) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c)  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than to any Company Competitor) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b).  Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging such Participant may receive a greater benefit.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d)  Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent.  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)  If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b).  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

SECTION 9.05.              Expenses; Indemnity.  (a)  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one outside counsel and, if necessary one local counsel in each jurisdiction where Collateral is located and one outside counsel to the Collateral Agent) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder (including the reasonable fees, charges and disbursements of Simpson Thacher & LLP, counsel for the Administrative Agent and the Joint Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per relevant jurisdiction and one outside counsel to the Collateral Agent).

(b)  The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, each Lender and each of their respective Affiliates, successors and assigns and the directors, trustees, officers, employees, advisors, controlling persons and agents of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket costs and related expenses (including reasonable documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP and, if necessary, one local counsel in each relevant jurisdiction to the Agents, taken as a whole, in each relevant jurisdiction and one outside counsel to the Collateral Agent) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined by a judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or breach by, such Indemnitee (or its Related Parties), (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Borrower or any of its Affiliates and arises out of disputes among the Lenders and/or their transferees.  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket documented costs and reasonable out-of-pocket costs and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to one counsel plus, if necessary, one local counsel in each relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses are determined by a court of competent jurisdiction by judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or breach by, such Indemnitee or any of its Related Parties.  The Borrower shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if the Borrower was offered the right to assume the defense of such proceeding and did not assume such defense or such proceeding was settled with the written consent of the Borrower, subject to, in each case, the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations.  The Borrower shall indemnify the Indemnitees from and against any final judgment for the plaintiff in any proceeding referred to in this Section 9.05, subject to the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations.  The Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.  To the extent permitted by applicable law, each party hereto hereby waives for itself (and, in the case of the Borrower, for each other Loan Party) any claim against any Loan Party, any Lender, any Agent and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of the Borrower on behalf of each other Loan Party) hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)  Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

SECTION 9.06.              Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings, the Borrower or any Subsidiary Loan Party against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 9.07.              Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.              Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)  Except as provided in Section 2.21 with respect to an Incremental Facility Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i)  decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly and adversely affected thereby; provided, that any amendment to the Total Leverage Ratio or the component definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii)  decrease the amount of any fees of or premium payable to any Lender without the prior written consent of such Lender,

(iii)  extend or waive any date on which payment of interest on any Loan or any premium or any Fees is due, without the prior written consent of each Lender directly and adversely affected thereby,

(iv)  amend or modify the provisions of Section 2.18(b) or (c) or 2.10(d) of this Agreement or Section 6.5 of the Collateral Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby,

(v)  amend or modify the provisions of this Section 9.08, Section 9.04(a)(i) or the definition of the term “Required Lenders”, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), or

(vi)  release all or substantially all the Collateral or release all or substantially all of the value of the Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder without the prior written consent of the Administrative Agent or Collateral Agent, as applicable; provided, however, if an Affiliate of Holdings or any Permitted Investor shall be a Lender, the Loans held by such person shall be deemed to have been voted in the same manner as the Required Lenders (assuming for this purpose that the Loans held by such person were not outstanding other than in respect of Section 9.04(a)(ii), and clauses (i), (ii), (iii) or (iv) of the first proviso to this Section 9.08(b)).  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)  Without the consent of the Syndication Agent, the Documentation Agent or any Joint Lead Arranger or Lender, the Loan Parties and the Agents may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

SECTION 9.09.              Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10.              Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.              WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12.              Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14.              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.              Jurisdiction; Consent to Service of Process.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement, the other Loan Documents against Holdings, the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each of the parties hereto agrees that service of all process in any such proceeding  in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

SECTION 9.16.              Confidentiality.  Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case we will promptly notify you, in advance, to the extent permitted by applicable law or the rules governing the process requiring such disclosure) (B) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such person shall have been instructed to keep the same confidential in accordance provisions not less restrictive than this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as this Section 9.16), (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (G) disclosure to any rating agency when required by it (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (H) with the consent of the Borrower.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

SECTION 9.17.              Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any assets or all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in each case in a transaction not prohibited by Section 6.05 or in connection with a Subsidiary Redesignation or in connection with a pledge of the Equity Interests of joint ventures permitted by Section 6.02, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 or in connection with a Subsidiary Redesignation and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.18.              USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.19.              Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 9.20.              Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.21.              Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

GENERAC ACQUISITION CORP.

By
/s/ Aaron P. Jagdfeld
	Name:	Aaron P. Jagdfeld
	Title:	Chief Financial Officer

GPS CCMP MERGER CORP.

by
/s/ Aaron P. Jagdfeld
	Name:	Aaron P. Jagdfeld
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent

by:	/s/ Kathryn A. Duncan
	Name:	Kathryn A. Duncan
	Title:	Managing Director

GOLDMAN SACHS., Individually and as Syndication Agent

by	Illegible
Name:
Title:

WILMINGTON TRUST COMPANY, as Collateral Agent

by:	/s/ James A. Hanley
	Name:	James A. Hanley
	Title:	Assistant Vice President

Exhibit A

to the Second Lien Credit Agreement

GPS CCMP MERGER CORP.

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund [Identify Lender]

3.	Borrower:	GPS CCMP MERGER CORP.

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of November 10, 2006 (the “Credit Agreement”), among the Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), the other agents named therein and GOLDMAN SACHS CREDIT PARTNERS L.P. and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint bookrunners.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans(1)
Term	$	$		%

Effective Date:                           , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

(1) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and](2) Accepted:

[JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:]

[Consented to:(3)

[GPS CCMP MERGER CORP.

By
Title:]

(2) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(3) To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT

1.       Representations and Warranties.

1.1   Assignor.   The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value, of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2   Assignee.   The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.       Payments.    All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1   From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.       General Provisions.   This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

Exhibit B

to the Second Lien Credit Agreement

FORM OF ADMINISTRATIVE QUESTIONNAIRE

I.  Borrower Name:

II.  Legal Name of Lender for Signature Page:

III. Name of Lender for any eventual tombstone:

IV. Legal Address:

V.  Contact Information:

	Credit Contact	Operations Contact	Legal Counsel
Name:
Title:
Address:

Telephone:
Facsimile:
Email:

VI. Lender’s Wire Payment Instructions:

Pay to:
(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

Please return this form, by fax, to the attention of [                       ], fax [      ], no later than 5:00 p.m. New York City time, on [            ], 2006.

Borrower Name:

VII.  Organizational Structure:

Foreign Branch, organized under which laws

Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)

[       ] Form W-9

[       ] Form W-8

[       ] Form 4224 effective:

[       ] Form 1001

[       ] W/Hold               % Effective

[       ] Form 4224 on file with Administrative Agent from previous current year’s transaction

VIII.  Payment Instructions:

Servicing Site:

Pay To:

IX. Name of Authorized Officer:
Name:
Signature:
Date:

X. Institutional Investor Sub-Allocations

Institution Legal
Fund Manager:

Sub-Allocations:

Exact Legal
Name	Sub-	Direct Signer to
(for	Allocation	Credit	Purchase by	Date of Post
documentation	(Indicate	Agreement	Assignment	Closing
purposes)	US$)	(Yes / No)	(Yes / No)	Assignment
1.
2.
3.
4.
5.
6.
7.
Total

Special Instructions

Exhibit C

to the Second Lien Credit Agreement

GPS CCMP MERGER CORP.

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent for the Lenders referred to below,

1111 Fannin 10th Floor,

Houston, TX 77002

Attention: Katie Rose

November 10, 2006

Ladies and Gentlemen:

The undersigned, GPS CCMP MERGER CORP., a Wisconsin Corporation (the “Borrower”), refers to the Credit Agreement dated as of November 10, 2006 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), the other agents named therein and GOLDMAN SACHS CREDIT PARTNERS L.P. and J.P. MORGAN SECURITIES 1NC., as joint lead arrangers and joint bookrunners. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)          Date of Borrowing
(which is a Business Day)                                          November[      ], 2006

(B)           Aggregate Amount of Borrowing

(C)           Type of Borrowing(1)

(1)  Specify Eurocurrency Borrowing or ABR Borrowing.

C-4

Exhibit B

to the Second Lien Credit Agreement

(D)          Interest Period and the last day thereof(2)

(E)           Funds are requested to be disbursed to the Borrower’s account with                      (Account No.                                 ).

[Remainder of page intentionally left blank]

(2)   To be an Interest Period contemplated by definition of “Interest Period” in the Credit Agreement (with respect to Eurocurrency Borrowings only).

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in Section[s] 4.01 and [4.02(3)] of the Credit Agreement have been satisfied.

GPS CCMP MERGER CORP.

By:

Name:
Title:

(3) [Insert for Borrowing on the Closing Date.]

Exhibit D

to the Second Lien Credit Agreement

FORM OF INTEREST ELECTION REQUEST

Reference is made to the Credit Agreement dated as of November 10, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GPS CCMP MERGER CORP., a Wisconsin corporation (the “Borrower”), GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), the other agents named therein and GOLDMAN SACHS CREDIT PARTNERS L.P. and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint bookrunners.

Pursuant to Section 2.07 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of   /   /20   :

Term Borrowings:

$[ , , ]	Eurocurrency Borrowing to be continued with Interest Period of month(s).

$[ , , ]	ABR Borrowing to be converted to a Eurocurrency Borrowing with Interest Period of month(s).

$[ , , ]	Eurocurrency Borrowing to be converted to ABR Loans.

D-1

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

Date: / /20	GPS CCMP MERGER CORP.

By:

Name:
Title:

D-2

Exhibit E

to the Second Lien Credit Agreement

FORM OF COLLATERAL AGREEMENT

Exhibit F

to the Second Lien Credit Agreement

FORM OF SOLVENCY CERTIFICATE
November 10, 2006

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF GPS CCMP MERGER CORP., IN MY CAPACITY AS AN OFFICER AND NOT INDIVIDUALLY, AS FOLLOWS AS OF THE DATE HEREOF:

1.   I am the chief financial officer of GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”) and GPS CCMP MERGER CORP., a Wisconsin corporation (the “Borrower”).

2.   Reference is made to the Credit Agreement dated as of November 10, 2006 (the “Credit Agreement”), among the Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), the other agents named therein and GOLDMAN SACHS CREDIT PARTNERS L.P. and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint bookrunners.

3.   I have reviewed, or caused to be reviewed under my supervision, the terms of Article III and Article IV of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto.

4.   Based upon my review and examination described in paragraph 3 above, 1 certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Merger Agreement, the related financings and the other transactions contemplated by the other Transaction Documents (i) the fair value of the assets of Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

F-1

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

F-1

The foregoing certifications are made and delivered as of the date first written above.

GPS CCMP MERGER CORP.

By:

Name: Aaron P. Jagdfeld
Title: Chief Financial Officer

F-1

Exhibit G

to the Second Lien Credit Agreement

FORM OF SUBORDINATION PROVISIONS

Reference is made to the Credit Agreement dated as of November 10, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GPS CCMP MERGER CORP., a Wisconsin corporation (the “Borrower”), GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), the other agents named therein and GOLDMAN SACHS CREDIT PARTNERS L.P. and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint bookrunners. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

A.            [Defined terms to be included]:

“Cash Management Agreement” shall mean any agreement evidencing Cash Management Obligations entered into by (i) [Holdings], the Borrower or any of its Subsidiaries and (ii) a Lender Counterparty.

“Designated Senior Debt” means:

(1)             any Indebtedness outstanding under the Loan Documents, Second Lien Loan Documents, Specified Hedge Agreements or Cash Management Agreements and any permitted Refinancing Indebtedness in request thereof; and

(2)             any other Senior Debt permitted under the [applicable debt instrument], and that has been designated by the Borrower as “Designated Senior Debt.”

“Obligations” means: any principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or its Subsidiaries whether or not a claim for post-filing interest is allowed in such proceedings, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, including liquidated damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof; but excluding contingent indemnification and reimbursement obligations which are not due and payable.

“Permitted Junior Securities” means:

(1)             Equity Interests in Borrower, Holdings, any Subsidiary Loan Party, or any other business entity provided for by a plan of reorganization with respect to such person which has been confirmed by a bankruptcy court of competent jurisdiction; or

(2)             debt securities of the Borrower, Holdings, any Subsidiary Loan Party, or any other business entity provided for by a plan of reorganization with respect to such person which has been confirmed by a bankruptcy court of competent jurisdiction that (i) has a maturity date at least 180 days later than the maturity date of the [term facility maturity date] and (ii) are subordinated, to substantially the same extent as, or to a greater extent than, the Subordinated Debt is subordinated to Senior Debt under the these subordination provisions, to all Senior Debt and any debt securities issued in exchange for Senior Debt.

“Senior Debt” means:

(1)             all Indebtedness of Borrower, Holdings or any Subsidiary Loan Party outstanding under any of the Loan Documents, the Specified Hedge Agreements, the Cash Management Agreements, and the First Lien Loan Documents;

(2)             any other Indebtedness of Borrower, Holdings or any Subsidiary Loan Party permitted to be incurred under the terms of the [applicable debt instrument], unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subordinated Debt; and

(3)             all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or its Subsidiaries whether or not a claim for post-filing interest is allowed in such proceedings).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)             any liability for federal, state, local or other taxes owed or owing by Borrower, Holdings or any Subsidiary or Affiliate thereof;

(2)             any trade payables;

(3)             the portion of any Indebtedness that is incurred in violation of the [applicable debt instrument]; or

(4)             Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111 (b)(1) of the Bankruptcy Code.

“Subordinated Debt” means: indebtedness incurred under the [applicable debt instrument].

B.            Subordination

The payment of principal, interest and premium and liquidated damages, if any, on the Subordinated Debt will be subordinated in right of payment to the indefeasible prior payment in full of all Senior Debt of the Borrower, including Senior Debt incurred after the date of the [applicable debt instrument].

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not a claim for post petition interest is allowed in any such proceeding, and any make whole or prepayment premium regardless whether or not claims for such amounts are allowed in such proceedings) before the holders of Subordinated Debt will be entitled to receive any payment with respect to the Subordinated Debt (except that holders of Subordinated Debt may receive and retain Permitted Junior Securities or payments received from any trust established pursuant to [insert defeasance and/or discharge provisions under applicable debt instrument] if the subordination provisions described in this section and the terms of the Designated Senior Debt related thereto were not violated at the time the applicable amounts were deposited in trust or with the [Trustee][Agent]), in the event of any distribution to creditors of the Borrower:

(1)             in a liquidation or dissolution of the Borrower or any other Loan Party;

(2)             in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower [or any other Loan Party] and [their] respective properties;

(3)             in an assignment for the benefit of creditors; or

(4)             in any marshaling of the assets and liabilities of the Borrower [or any other Loan Party].

The Borrower also may not make any payment or distribution in respect of the Subordinated Debt (except in the form of Permitted Junior Securities or payments, on behalf of the Borrower, from any trust established pursuant to [insert defeasance and/or discharge provisions under applicable debt instrument] if the subordination provisions described in this section and the terms of the Designated Senior Debt related thereto were not violated at the time the applicable amounts were deposited in trust or with the [Trustee][Agent]) if:

(1)             a default in the payment of any principal, premium, interest or any other amount payable in respect of Designated Senior Debt occurs and is continuing beyond any applicable grace period (including at maturity); or

(2)             any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee/agent receives a notice of such default (a “Payment Blockage Notice”) from the Borrower or the holders of any Designated Senior Debt; provided, however, that the Borrower may make such payments or distributions in respect of the Subordinated Debt without regard to the foregoing if the Borrower and the [Trustee][Agent] receive written notice approving such payment from the representative of such issue of Designated Senior Debt.

Payments on the Subordinated Debt may and will be resumed:

(1)             in the case of a payment default, upon the date on which such default is cured or waived; and

(2)             in the case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the [trustee]/[agent] receives notice, from the Borrower or the holders of such Designated Senior Debt rescinding the Payment Blockage Notice, unless, in each case, the maturity of such Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)             360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)             all scheduled payments of principal, interest and premium and liquidated damages, if any, on the Subordinated Debt that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the holders of Subordinated Debt (or any [trustee]/[agent] acting therefor) will be, or be made, the basis for a subsequent Payment Blockage Notice.

If any holder of Subordinated Debt (or any [trustee]/[agent] acting therefor) receives a payment or distribution in respect of the Subordinated Debt (except in Permitted Junior Securities or payments received from any trust established pursuant to [insert defeasance and/or discharge provisions under applicable debt instrument] if the subordination provisions described in this section and the terms of the Designated Senior Debt related thereto were not violated at the time the applicable amounts were deposited in trust or with the [Trustee][Agent]) when the payment is prohibited by these subordination provisions, then any such holder of Subordinated Debt (or any [trustee]/[agent] acting therefor), as the case may be, will hold the payment or distribution in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, any such holder of Subordinated Debt (or [trustee]/[agent] acting therefor), as the case may be, will deliver such payment or distribution in trust to the holders of Senior Debt or their proper representative.

The Borrower must promptly notify holders of Senior Debt if payment on the Subordinated Debt is accelerated because of an Event of Default.

Exhibit H

to the Second Lien Credit Agreement

FORM OF GLOBAL INTERCOMPANY NOTE

Note Number: 1	Dated: [ ], 2006

FOR VALUE RECEIVED, GPS CCMP MERGER CORP. and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this global intercompany note (this “Promissory Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement dated as of November 10, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GPS CCMP MERGER CORP., a Wisconsin corporation (the “Borrower”), GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), the other agents named therein and GOLDMAN SACHS CREDIT PARTNERS L.P. and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint bookrunners.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee who is a grantor under the Security Documents to the Administrative Agent, for the benefit of the Secured Parties, as security for such Payee’s Secured Obligations, if any, under the Credit Agreement, the Collateral Agreement and the other Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that the Administrative Agent and the other Secured Parties may exercise all the rights of such Payees under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee which is not a grantor under the Security Documents (a “Subordinated Payee”) agrees that any and all claims of such Subordinated Payee against any Payor or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations until all of the Obligations have been performed and paid in full in immediately available funds, no Letters of Credit are outstanding and the Commitments have been terminated; provided, that each Payor may make payments to the applicable Subordinated Payee so long as no Event of Default shall have occurred and be continuing. Notwithstanding any right of any Subordinated Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Subordinated Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to the Administrative Agent or any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Administrative Agent or any Secured Party in such assets until the payment in full of the Obligations (other than obligations for taxes, costs, indemnifications, reimbursement, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)). Except as permitted by the Credit Agreement, if an Event of Default has occurred and is continuing, the Subordinated Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Obligations shall have been performed and paid in full in immediately available funds (other than obligations for taxes, costs, indemnifications, reimbursement, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), no Letters of Credit are outstanding and the Commitments under the Credit Agreement have been terminated.

If an Event of Default shall have occurred and be continuing, except as otherwise permitted under the Credit Agreement, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Subordinated Payee upon or with respect to Payor Indebtedness owing to such Subordinated Payee prior to such time as the Obligations have been performed and paid in full in immediately available funds (other than obligations for taxes, costs, indemnifications, reimbursement, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), no Letters of Credit are outstanding and the Commitments have been terminated, such Subordinated Payee shall receive and hold the same in trust, as trustee, for the benefit of the Administrative Agent and the Secured Parties, and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Subordinated Payee where necessary or advisable in the Administrative Agent’s judgment), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Subordinated Payee and held in trust by such Subordinated Payee as the property of the Administrative Agent, for the benefit of the Secured Parties. If such Subordinated Payee fails to make any such endorsement or assignment to the Administrative Agent, the Administrative

Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.

Each Payee agrees that until the Obligations have been performed and paid in full in immediately available funds, no Letters of Credit are outstanding and the Commitments have been terminated, such. Subordinated Payee will not otherwise amend, modify, supplement, waive or fail to enforce any provision of this Promissory Note.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Group Member to any other Group Member, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in-any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(signature page follows)

IN WITNESS WHEREOF, each Payor has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GPS CCMP MERGER CORP.

By:
Name:
Title:

GENERAC ACQUISITION CORP.

By:
Name:
Title:

[SUBSIDIARIES]

By:
Name:
Title:

SCHEDULE A

TRANSACTIONS
ON
GLOBAL INTERCOMPANY NOTE

Outstanding
Principal
			Amount of	Amount of Principal	Balance from Payor
	Name of	Name of	Advance	Paid This	to Payee	Notation Made
Date	Payor	Payee	This Date	Date	This Date	By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                                           all of its right, title and interest in and to the Global Intercompany Note, dated [     ], [   ], 20    (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by GENERAC ACQUISITION CORP. (“Holdings”), GPS CCMP MERGER CORP. (the “Borrower”), and each other Subsidiary of Holdings or any other Person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Loan Parties. From time to time after the date thereof, additional Subsidiaries of the Loan Parties shall become parties to the Promissory Note (each, an “Additional Payee”) and, if such Subsidiary is or becomes a Loan Party, a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement.  Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and, if applicable, a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and, if applicable, an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

(signature page follows)

GPS CCMP MERGER CORP.

By:
Name:
Title:

GENERAC ACQUISITION CORP.

By:
Name:
Title:

[SUBSIDIARY LOAN PARTIES]

By:
Name:
Title:

Exhibit I

to the Second Lien Credit Agreement

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first written above pursuant to Section 5.04 (c) of the Credit Agreement.

GPS CCMP MERGER CORP.

By:
Name:
Title: [ ]

I-2

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [                 ,       ] 20

SCHEDULE 2.01

COMMITMENTS

TERM LOAN

LENDER	COMMITMENT

GOLDMAN SACHS CREDIT PARTNERS L.P.	$430,000,000

TOTAL	$430,000,000.00

SCHEDULE 2.01 – GENERAC SECOND LIEN CREDIT AGREEMENT

Schedule 3.04
Governmental Approvals

Registration of Goldman Sachs Credit Partners L.P. as a mortgage banker in Wisconsin.

Schedule 3.08(a)
Subsidiaries

Name	Jurisdiction	Percentage of each class of outstanding Equity Interests owned	Ownership
Generac Acquisition Corp.	Delaware	—	—
GPS CCMP Merger Corp.	Wisconsin	100%	Generac Acquisition Corp.

Schedule 3.17
Financing Statements and Other Filings

Type of Filing	Office to File

UCC-1 Financing Statement	Wisconsin Department of Financial Institutions
UCC-1 Financing Statement	Delaware Secretary of State

Schedule 3.20
Insurance

Property Casualty Insurance Policy Summary

Policy Year: 08/01/2006 – 08/01/2007 (unless noted)

Automobile
Policy Carrier:	Wausau Business Insurance Company
Policy Coverage:	Auto & truck accidents
Coverage Limits:	$1,000,000 per accident
Deductible:	$1,000 private passenger/$1,000 tractor trailer/$5,000 medical

Crime
Policy Carrier:	Chubb Forefront (Federal Insurance Company) (8/1/2006 – 11/10/2006 Existing)
Policy Coverage:	Employee dishonesty, depositor’s forgery, money & securities, etc.
Coverage Limits:	$3,000,000, $1,000,000 for counterfeit and credit card forgery
Deductible:	$25,000 per occurrence

Crime
Policy Carrier:	Chubb Forefront (Federal Insurance Company) (11/10/2006 – 8/1/2007 Go-Forward Coverage)
Policy Coverage:	Employee dishonesty, depositor’s forgery, money & securities, etc.
Coverage Limits:	$3,000,000, $1,000,000 for counterfeit and credit card forgery
Deductible:	$25,000 per occurrence

Directors & Officers:
Policy Carrier:	Chubb Forefront (Federal Insurance Company)
(8/1/2006 – 11/10/2006 Existing)
Policy Coverage:	Covers directors & officers defense costs, settlements & judgments
Coverage Limits:	$10,000,000 each loss each policy period
Deductible:	$0 insuring Clause A / $50,000 insuring Clause B & C

Directors & Officers:
Policy Carrier:	Chubb Forefront (Federal Insurance Company)
(11/10/2006 – 8/1/2007 Go-Forward)
Policy Coverage:	Covers directors & officers defense costs, settlements & judgments
Coverage Limits:	$10,000,000 each loss each policy period
Deductible:	$0 insuring Clause A / $50,000 insuring Clause B & C

Directors & Officers:
Policy Carrier:	Chubb Forefront (Federal Insurance Company)
(11/10/2006 – 11/10/2012 Tail Policy)
Policy Coverage:	Covers directors & officers defense costs, settlements & judgments
Coverage Limits:	$10,000,000 each loss each policy period
Deductible:	$0 insuring Clause A / $50,000 insuring Clause B & C

Fiduciary:
Policy Carrier:	Chubb Forefront (Federal Insurance Company) (8/1/2006 – 11/10/2006 Existing)
Policy Coverage:	Benefit programs
Coverage Limits:	$4,000,000 each loss each policy period
Deductible:	$1,000 insuring Clause A / $0 voluntary settlement

Fiduciary:
Policy Carrier:	Chubb Forefront (Federal Insurance Company) (11/10/2006 – 8/1/2007 Go-Forward)
Policy Coverage:	Benefit programs
Coverage Limits:	$4,000,000 each loss each policy period
Deductible:	$1,000 insuring Clause A / $0 voluntary settlement

Fiduciary:
Policy Carrier:	Chubb Forefront (Federal Insurance Company) (11/10/2006 – 11/10/2012 Tail Policy)
Policy Coverage:	Benefit programs
Coverage Limits:	$4,000,000 each loss each policy period
Deductible:	$1,000 insuring Clause A / $0 voluntary settlement

Special Crime:
Policy Carrier:	Chubb Forefront (Federal Insurance Company) (8/1/2006 – 11/10/2006 Existing)
Policy Coverage:	Kidnap, Ransom & Extortion
Coverage Limits:	$1,000,000 each loss each policy period
Deductible:	$0

Special Crime:
Policy Carrier:	Chubb Forefront (Federal Insurance Company) (11/10/2006 – 8/1/2007 Go-Forward)
Policy Coverage:	Kidnap, Ransom & Extortion
Coverage Limits:	$1,000,000 each loss each policy period
Deductible:	$0

Worker’s Compensation:
Policy Carrier:	Wausau Business Insurance Company
Policy Coverage:	Statutory benefits
Coverage Limits:	$500,000 each accident each employee
Deductible:	$0

General Liability:
Policy Carrier:	Wausau Underwriters Insurance Co.
Policy Coverage:	Products liability, premises, personal injury, employee benefits liability
Coverage Limits:	$1,000,000 each occurrence / $2,000,000 aggregate
Deductible:	$25,000 per occurrence / $100,000 aggregate

2

Umbrella:
Policy Carrier:	Athena Assurance (St. Paul Fire & Marine)
Policy Coverage:	Umbrella over auto, G/L, employer’s liability, foreign, and employee benefits liability
Coverage Limits:	$10,000,000 each occurrence / $10,000,000 aggregate
Deductible:	$0 / $10,000 insured’s retention

Excess Umbrella:
Policy Carrier:	Firemans Fund Insurance Co.
Policy Coverage:	Excess over umbrella on auto, G/L, employer’s liability, foreign, and employee benefits liability
Coverage Limits:	$40,000,000 each occurrence / $40,000,000 aggregate
Deductible:	$0

International Package:
Policy Carrier:	St. Paul Fire and Marine
Policy Coverage:	International general liability, auto, voluntary work comp, and MEDEX
Coverage Limits:	$1,000,000 each
Deductible:	$0

Property/BI/Equipment Breakdown:
Policy Carrier:	Liberty Mutual Property
Policy Coverage:	Blanket buildings & personal property / blanket business income & extra expense / equipment breakdown (boiler & machinery) / foreign tool & die
Coverage Limits:	$191,034,979 building & personal property / $217,812,870 business interruption / $100,000,000 equipment breakdown
Deductible:	$25,000 combined / 24hr

Ocean Cargo:
Policy Carrier:	Hartford
Policy Coverage:	To/from all ports/places in the world, excludes countries on the “U.S. Enemies” list
Coverage Limits:	$1,000,000 per vessel / $1,000,000 per aircraft / $25,000 per parcel post package / other
Deductible:	$5,000 per occurrence

Employed Lawyers:
Policy Carrier:	American International Specialty Lines Ins. Co. (term 5/4/06-07)
Policy Coverage:	Covers employed attorney of GPS or other employee assisting attorney for “wrongful acts” – negligent, error, omission, misstatement, breach of duty
Coverage Limits:	$1,000,000 per claim / $1,000,000 aggregate
Deductible:	$0

3

Lawyer’s Professional Liability:
Policy Carrier:	Colony Insurance Company (term 5/4/06-07)
Policy Coverage:	Covers law firm or other employee assisting attorney of law firm for negligent acts or omissions regarding usual and customary services
Coverage Limits:	$500,000 per claim / $1,000,000 aggregate
Deductible:	$5,000

4

Schedule 5.09
Mortgaged Properties

1.                                       305,000 square foot facility on 60 acres located at the following street address: State Highway 59 & Hillside Road, Genesee, Wisconsin.

2.                                       295,000 square foot facility on 34 acres located at the following street address: 757 Necomb Road, Whitewater, Wisconsin.

3.                                       249,000 square foot facility on 19 acres located at the following street address: 211 Murphy Drive, Eagle, Wisconsin.

4.                                       6,000 square foot training facility on two acres located at the following street address: 214 Murphy Drive, Eagle, Wisconsin.

5.                                       145,000 square foot facility on 22 acres located at the following street address: 104 Generac Drive, Maquoketa, Iowa.

6.                                       Vacant parcel constituting 18.6586 acres located in Whitewater, Wisconsin and adjacent to Generac’s Whitewater, Wisconsin facility described above.

Schedule 6.01
Indebtedness

None.

Schedule 6.02(a)
Liens

Jurisdiction	Debtor	Secured Party	Filing Info
Wisconsin SOS	Generac Power Systems Inc	NMHG Financial Services, Inc.	030018068124
	Hilside Rd & Hwy 59 W	42 Old Ridgebury Road	10/31/03
	Waukesha, WI 53187	Danbury, CT 06810

Wisconsin SOS	Generac Power Systems, Inc.	IBM Credit LLC	040001844219
	Hillside Rd & Hwy 59 W	1 North Castle Drive	2/3/04
	Waukesha, WI 53187	Armonk, NY 10504-2575

Wisconsin SOS	Generac Power Systems, Inc.	Southgate Capital, LLC	050015145319
	Hwy 59 & Hillside Drive	4440 S 108th Street	10/19/05
	Waukesha, WI 53186	Milwaukee, WI 53188
and
US Bank National Association
777 E Wisconsin Ave
Milwaukee, WI 53202

Schedule 6.04
Investments

None.

Schedule 6.07
Transactions with Affiliates

None.